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                                                                     EXHIBIT 2.4





                          PROJECT OPERATIONS AGREEMENT


                                 BY AND BETWEEN


                   INTERNATIONAL BUSINESS MACHINES CORPORATION


                                       AND


                               MULTILAYER TEK L.P.











                                  _______, 1997



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                                TABLE OF CONTENTS

RULES OF CONSTRUCTION

ARTICLE 1.  DEFINITIONS/GLOSSARY

ARTICLE 2.  MANAGEMENT OF THE COMPLEX
      Section 2.1       Management of the Complex
      Section 2.2       Utilities, Services and Access Roads
      Section 2.3       Gift Policy
      Section 2.4       Labor Harmony

ARTICLE 3. PAYMENT OF OPERATING EXPENSES/CHARGES
      Section 3.1       Approved Budget
      Section 3.2       Expenses and Charges
      Section 3.3       Annual Statement; Reconciliation
      Section 3.4       Audit; Cost of Audit
      Section 3.5       Tax on Expenses/Charges
      Section 3.6       Regulated Services

ARTICLE 4.  UTILITY METERS
      Section 4.1       Pricing
      Section 4.2       Meter Readings
      Section 4.3       Meter Calibration and Adjustment
      Section 4.4       Failure of a Meter

ARTICLE 5.  INSURANCE
      Section 5.1       Liability Insurance
      Section 5.2       Casualty Insurance
      Section 5.3       Liability Insurance
      Section 5.4       Waiver of Claims and Subrogation

ARTICLE 6. DISPUTE RESOLUTION; DEFAULT
      Section 6.1       Initiation of Dispute Resolution
      Section 6.2       Mediation
      Section 6.3       Pending Resolution
      Section 6.4       Events of Default
      Section 6.5       Remedies
      Section 6.6       Attorneys Fees; Jury Trial
      Section 6.7       Limitation on Subcontractor/Consultant
                Liability

ARTICLE 7.  TERM

ARTICLE 8.  RESTRICTIONS


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      Section 8.1       Uses
      Section 8.2       Signs
      Section 8.3       Rules and Regulations
      Section 8.4       Compliance with Laws


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                                TABLE OF CONTENTS

ARTICLE 9.  RIGHT OF FIRST OPPORTUNITY
      Section 9.1       First Opportunity
      Section 9.2       Continuing Right

Section 9.3 IBM Affiliate
      Section 9.4       Third Party Offer
      Section 9.5       Termination
      Section 9.6       Successors and Assigns
      Section 9.7       Financing/Refinancing

ARTICLE 10. INDEPENDENT UTILITIES/SERVICES - SUBDIVISION

ARTICLE 11. MISCELLANEOUS
      Section 11.1      Notices
      Section 11.2      Estoppel Certificates
      Section 11.3      Governing Law
      Section 11.4      Entire Agreement; Amendments
      Section 11.5      Transfers
      Section 11.6      Severability
      Section 11.7      Binding Effect
      Section 11.8      Separate Agreement
      Section 11.9      No Third Party Beneficiary
      Section 11.10     Force Majeure
      Section 11.11     No Warranties
      Section 11.12     No Waiver

ARTICLE 12. THE DII GROUP, INC. GUARANTEE


Exhibit A         Description of the IBM Property
Exhibit A1        Description of the Multek Site
Exhibit B         Services Agreement
Exhibit C         Sign Criteria
Exhibit D         Rules and Regulations
Exhibit E         Holidays
Exhibit F         1997/1998 Approved Budget


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                          PROJECT OPERATIONS AGREEMENT

      This Agreement (hereinafter the "Agreement"), is made as of ______, 1997, by and between INTERNATIONAL BUSINESS MACHINES CORPORATION ("IBM") a New York corporation, having its principal office at Armonk, New York 10504, and MULTILAYER TEK L.P. ("Multek") a Texas limited partnership, having its principal office at 11400 Burnet Road, Austin, Texas 78758.

                                   WITNESSETH:

      WHEREAS, IBM is the owner of the Complex and has leased the Multek Site, which is a portion of the Complex, to Multek; and

      WHEREAS, it is the intention of the parties hereto that IBM sell the Multek Site to Multek and Multek purchase the Multek Site from IBM, upon and subject to the provisions of the Asset Purchase Agreement; and

      WHEREAS, during the term of the Lease and subsequent ownership of the land comprising the Multek Site by Multek, IBM will provide the Services described in EXHIBIT B to Multek, and Multek shall provide the Services, also described in EXHIBIT B, to IBM; and

      WHEREAS, because the Multek Site shall remain an integral part of the Complex by reason of Central Utility


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Services to be provided from a location off the Multek Site, the configuration of the access roads, and economies of operations, IBM and Multek wish to establish agreements for management of the entire Complex.

      NOW, THEREFORE, IBM and Multek agree as follows.

                              RULES OF CONSTRUCTION

      In this Agreement the singular includes the plural and the plural includes the singular; "or" is not exclusive; a reference to an agreement or other contract includes supplements, addenda and amendments thereto to the extent permitted by this Agreement; a reference to the Law includes any amendment or supplement to the same; all EXHIBITS hereto shall be considered a part of this Agreement; accounting provisions have the meanings assigned to them by generally accepted accounting principles and practices applied on a consistent basis; the words "such as," "include," "includes," and "including" are not limiting; except as specifically agreed upon in this Agreement, any right hereunder may be exercised at any time and from time to time and all obligations hereunder are continuing obligations throughout the Term; in calculating any time period, the first day shall be excluded and the last day shall be included unless the last day is a Saturday, Sunday or Holiday, and then it is also excluded; all days are calendar days unless otherwise specified; words of masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders; and, when used herein with its initial letter capitalized, a word shall be given the meaning assigned to it in this Agreement.

                         ARTICLE 1. DEFINITIONS/GLOSSARY

      Accountant. An independent certified public accounting firm of national reputation for quality and integrity which is mutually selected.

      Affiliate. A Person controlled by IBM or DII Group, Inc., directly or indirectly, through one or more intermediaries controlled or under common control with one of them. The word control is intended to mean, in this context, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, the number of


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voting shares of the controlled corporation necessary to possess the power to direct or cause the direction of the management and policies of the controlled corporation, and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

      Approved Budget.  Defined in Article 3.

      Buildings.  Those structures located on the Multek Site.

      Central Utility System. The Utility System and Utility Plant located at the Complex.

      Closing Date. The date that IBM sells Multek the assets used for the manufacture of panel circuit boards, including lease of the Multek Site pursuant to the terms of the Lease.

      Complex. The land designated "Lot 1" and "Lot 2" as more particularly described in EXHIBITS A and A1, together with all improvements thereon, and as shown on the Survey. The Complex includes the Multek Site and the IBM Property.
      Consent. Written consent, which shall not be unreasonably withheld or delayed, but which may be granted subject to reasonable conditions and restraints.

      Consumer Price Index. The Consumer Price Index for Urban Wage Earners and Clerical Workers published by the Bureau of Labor Statistics of the United States Department of Labor, All Items (1982-1984 = 100), or any successor index thereto, appropriately adjusted; provided that if there shall be no successor index and the parties shall fail to agree upon a substitute index within thirty
(30) days, or if the parties shall fail to agree upon the appropriate adjustment of such successor or substitute index within thirty (30) days, a substitute index or the appropriate adjustment of such successor or substitute index, as the case may be, shall be determined by mediation pursuant to Article 6.

      Force Majeure. Acts of God and organized or wildcat labor strikes or lockouts which have the direct and


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immediate effect of preventing performance of an obligation set forth in this
Agreement; acts of the public enemy; insurrection; riot; sabotage; war; government orders, moratoriums, curtailment of or interference with utility supply, or restraints which usurp, temporarily or otherwise, the right to construct, use or occupy any part of the Complex; those catastrophic meteorological or geological events which have the direct and immediate effect of preventing performance of an obligation set forth in this Agreement, or any other event beyond the reasonable control of the party claiming such event.

      Governmental Authorities. Local, state, federal or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body.

      Hazardous Substance. "Hazardous waste," "hazardous material," "pollutant" or "contaminant" and words of similar import including any substance defined as such by any applicable Environmental Laws.

      Holiday. State or federal holidays recognized as holidays by IBM and Multek, consisting initially of those listed on EXHIBIT E and subject to adjustment with the Consent of the other if they result in a shutdown or curtailment of the Services to be provided each to the other pursuant to EXHIBIT B hereto.

      IBM Property. The land designated as "Lot 2," as more particularly described in EXHIBIT A, together with all improvements thereon, and as partially shown on the Survey.

      IBM Service Charges.  Defined in Section 3.1.
      Impositions. Any ad valorem taxes, special assessments and all other charges imposed by Law which are assessed, levied or imposed against the Complex. They include special and unforeseen taxes, and all interest paid with respect to the foregoing when the Impositions are paid in installments and interest is charged. Impositions include "Substitute Taxes" and payments in lieu of taxes, or other charges imposed on property owners as a class or on the Complex by the Laws.


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      Laws. All applicable existing and future laws, ordinances, codes, regulations and other requirements of Governmental Authorities and having the force of law of Governmental Authorities and having jurisdiction over the Complex and its operation.

      Lease. The Lease dated as of even date herewith under which IBM leases the Multek Site (referred to in the Lease as the "Leased Premises") to Multek as "Tenant."

      Major Increases.  Defined in Section 3.2.

      Making the Utilities/Services Independent. IBM's obligation to physically separate the Services described in Sections 2, 7, 9 and 10 of EXHIBIT B, and to disconnect the telephones and computer network systems from IBM's telephone and computer systems in accordance with the terms agreed upon between the parties in ATTACHMENT G-3 to EXHIBIT B, and the obligation of IBM to pay and incur the cost thereof as agreed upon in Article 10, so that the IBM Property and Multek Site shall each independently receive the same utilities and services.

      Manager. The Person engaged to operate and maintain the Central Utility System and to perform the overall management and administration of the IBM Property, common areas of the Complex, and to provide Services to Multek pursuant to EXHIBIT B hereto. Initially, IBM shall be the Manager. A successor Manager may be selected by IBM after consultation with Multek.

      Mediation.  The dispute resolution process described in Article 6.

      Multek Site. The land designated as "Lot 1," as more particularly described in EXHIBIT A1, together with all Buildings and other improvements thereon, and as shown on the Survey.

      Multek Operating Expenses.  Defined in Section 3.1.

      Operative Agreements. This Agreement, unless specifically excluded, the Intellectual Property Agreement, the Patent License Agreement, the Lease, the Assignment and Assumption Agreement, the Supply Agreement and the Asset


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Purchase Agreement, each made between the parties hereto and, except for the
Asset Purchase Agreement, dated as of even date herewith.

      Permitted Encumbrances.  The Encumbrances listed on EXHIBIT A and
EXHIBIT A1.

      Person. An individual, partnership, limited liability company, trust, joint venture, Governmental Authority, corporation, firm or other entity, and shall include any successor (by merger or otherwise) of such entity.

      Services.  Described in EXHIBIT B.

      Subdivision. (i) (a) The issuance by the City of Austin, Texas (the "City") of a land status report which confirms that the Multek Site is a "grandfathered" legal lot and (b) the separation of the Multek Site by the Travis Central Appraisal District as a separate tax parcel from the IBM Property and, if required, the recording, at IBM's expense, of all documents necessary to effect the legal separation of the Multek Site as a separate tax parcel or, (ii) if not "grandfathered," all other final approvals from the City of Austin and Travis Central Appraisal District to effect the legal separation of the Multek Site as a separate tax parcel, all at IBM's expense. The word "grandfathered" in this context means that the Multek Site and the IBM Property in their current configuration are not required to go through the City's subdivision process and are considered legal lots by the City and Travis Central Appraisal District.

      Substitute Taxes. A tax, assessment or charge imposed by Law which is payable as a substitute for any existing tax, assessment or charge which is imposed on real or personal property owners as a class or on the Complex or personal property thereon; a supplement to existing taxes, assessments or charges imposed by Law; or any tax, assessment or charge imposed by Law, other than an Imposition, which is related to the Complex or personal property thereon, but expressly excluding any general income, franchise, capital stock, estate or inheritance taxes, and rent or other receipts received from the rental of the Leased Premises, unless such income, revenues or/and taxes, to the extent they relate directly to the lease or


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ownership of the Complex, are determined by a Governmental Authority to be in lieu of Real Estate Taxes.

      Survey. The survey map (job no. 96-387) prepared by McAngus Surveying Company, Inc., dated January 16, 1997, last revised June 25, 1997.

      Term.  Defined in Article 7.

      Term of the Lease.  Defined in the Lease.
      Utility Plant. The machines, equipment, valves, pipes and the like which produce cooling tower water, steam, chilled water and compressed air, and meters which measure electricity, together with the structure which houses these items and the parcel of land on which it is located.

      Utility System. Each of the following systems to the extent located on or servicing the Complex, each as described in EXHIBIT B, excluding systems or parts thereof that only serve or will only serve Multek and IBM: chilled water, cooling tower water, steam and compressed air, subject to the addition of new systems or elimination of existing systems. The Utility System includes all equipment used to the point of entry to the Buildings as set forth in EXHIBIT B.

                      ARTICLE 2. MANAGEMENT OF THE COMPLEX

      Section 2.1 Management of the Complex.

      Multek has leased the Multek Site from IBM on a "triple net" basis pursuant to the provisions of the Lease, and Multek shall purchase the Multek Site if and when IBM makes the Utilities/Services Independent and completes the Subdivision. Whether Multek leases or purchases the Multek Site, as determined by the applicable provisions of the Operative Agreements, IBM and Multek shall in good faith cooperate in the management of the Complex by IBM and any successor Manager, as herein provided.

      Section 2.2 Utilities, Services and Access Roads.

      In accordance with and subject to Article 10, the parties have agreed that IBM shall make the Utilities/Services Independent, prior to which IBM shall


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supply certain regulated Services to Multek as a tenant under the Lease, upon and subject to the provisions of EXHIBIT B. Thereafter, IBM shall continue to furnish certain non-regulated Services to Multek, and Multek shall furnish certain Services to IBM, in each case upon and subject to the provisions of EXHIBIT B. Each party hereto shall be entitled to non-exclusive use of the Access Roads, as herein provided in and subject to EXHIBIT B, including ATTACHMENT E and SCHEDULE 10 hereto.

      Section 2.3 Gift Policy.

      IBM and Multek acknowledge that their respective business practice is to prohibit employees from accepting trade discounts which are not available to others and from accepting gifts or gratuities arising out of business relationships. Therefore, IBM and Multek agree to adopt the same business practice with respect to the Complex and with respect to all employees thereof engaged in management and operation of the Complex. Neither IBM or Multek shall give or offer trade discounts to employees of the other or their respective family members which are not available to the general public, nor give or offer employees of IBM or Multek or their respective employees or family members gifts or gratuities of any type.

      Section 2.4 Labor Harmony.

      (a) IBM and Multek acknowledge the importance of maintaining a work environment at the Complex that will not subject any neutral employer to any interruption of its operations due to a labor disturbance or activity, whether or not such disturbance or activity is protected by labor Laws involving the employees of another employer at the Complex, or the employees of any of their respective contractors, subcontractors, suppliers or other invitees (herein a "labor disturbance"). IBM and Multek shall make reasonable good faith efforts to avoid strikes, picketing and other labor disturbances at the Complex by their respective employees, contractors, subcontractors, suppliers and other invitees.

      (b) If there is a labor disturbance adversely affecting the Multek Site or IBM Property, IBM or Multek, as appropriate, agrees to take prompt, reasonable and lawful


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action to isolate the location of that disturbance so as not to interrupt the business operations of the other or its occupants. As soon as either becomes aware that a labor disturbance is threatened, it shall notify the other and shall take prompt, reasonable and lawful action to ensure that any labor disturbance will not affect the business operations of the other and is limited to as small and specific an area as possible. Such action may include establishing a separate gate reserved for the employees, contractors, suppliers, or other invitees of the employer primarily involved in the labor disturbance and another separate gate or gates for the employees, contractors, subcontractors, suppliers and other invitees of all those not involved in the dispute. The party involved in the labor disturbance shall promptly post the gates located on its property with appropriate signs and shall notify, in writing, the labor organization or other group creating the labor disturbance that separate reserved gates have been established. The party involved in the labor disturbance shall take any action reasonably necessary to ensure that each Person uses only the gate reserved and designated for that Person's use. However, all actions taken by IBM or Multek hereunder shall be limited to those permitted by Laws, including the National Labor Relations Act.


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               ARTICLE 3.  PAYMENT OF OPERATING EXPENSES/CHARGES

      Section 3.1 Approved Budget.

      The cost of Services to be furnished by IBM to Multek pursuant to EXHIBIT B, which shall include a pro rata share of the estimated fixed costs (such as Utility Plant overhead costs) as well as the cost of commodities (such as chilled water costs) which were consumed by Multek the previous month as well as the cost of other Services, shall be collectively called "Multek Operating Expenses." The cost of Services to be furnished by Multek to IBM pursuant to EXHIBIT B shall be collectively called "IBM Service Charges." For the period beginning on the first day of the Term and ending December 31, 1997 and, thereafter, no later than September 1 of the year prior to the commencement of each ensuing calendar year, IBM, after consultation with Multek, shall submit to Multek a proposed budget for Multek Operating Expenses and IBM Service Charges which shall cover a good faith estimate of Multek Operating Expenses and, based on Multek's input during consultation, IBM Service Charges for the ensuing calendar year. Multek and IBM shall provide such backup information relating to the proposed budget which the other may reasonably request. Upon Consent of both parties to the proposed budget, the budget shall be an "Approved Budget" for the ensuing calendar year. If at any time during the Term, there is a Major Increase (defined in subsection 3.2(c) below), Multek shall receive a statement from IBM which identifies the Major Increase. IBM shall provide such back up information relating to the Major Increase which Multek may reasonably request. Upon consent of both parties to the proposed changes in the Approved Budget arising out of the Major Increase, the revised budget shall supersede and replace and become the new "Approved Budget." If the parties are unable to agree on the proposed changes, the issues shall be submitted for Mediation. The Approved Budget for the balance of the year 1997 and for calendar year 1998 is set forth in EXHIBIT F and is a summary of the agreed upon charges set forth in SCHEDULES 1-14 of EXHIBIT B.

      Section 3.2 Expenses and Charges.

      (a) No later than forty-five (45) days after the end of the calendar month during which Services were provided to


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Multek, Multek shall pay IBM a sum equal to one twelfth of the annual sums set forth in the Approved Budget. Each shall be due from Multek, net of one twelfth of any IBM Service Charges which are set forth in the Approved Budget.

      (b) Subject to the rights of Multek herein, IBM is hereby authorized to make the expenditures and incur the obligations provided for in the Approved Budget. If Multek or IBM cannot reach agreement on the Approved Budget by November 15 of any year, or if Multek or IBM exercises rights granted herein to dispute any item of Multek Operating Expenses, IBM Services Charges or Major Increases, IBM shall continue to manage and operate the Complex in accordance with the most recent Approved Budget plus, because the parties cannot reach agreement on the Approved Budget by November 15 of the current year for the ensuing year, an increase of the then current years' Approved Budget by the greater of the percentage increase in the Consumer Price Index during a twelve
(12) month period starting on September 1 of the prior year and ending on August 31 of the then current year, or four percent (4%). On of before December 15 of the then current year, the controverted portions of the proposed budget shall be submitted to Mediation and the decision of the Mediator shall be final and binding on the parties hereto.

      (c) IBM and Multek shall each from time to time inform the other about any "Major Increases" in actual costs and expenses that were not anticipated in the Approved Budget. "Major Increases" shall mean any expenditure that is reasonably expected to cause actual annual costs to exceed (i) any line item of the Approved Budget by more than ten percent (10%) or (ii) five percent (5%) of the total Annual Budget. Neither Multek nor IBM shall be entitled to dispute any Major Increase by IBM with respect to Multek Operating Expenses and by Multek with respect to IBM Service Charges if each in its reasonable discretion after consultation with the other determines that (x) there is an emergency requiring immediate action for the protection of the Complex, Multek, IBM or the general public, or (y) sums exceeding or which are not part of the Approved Budget need to be spent to avoid the suspension of necessary Services or to comply with Laws, or (z) the expenditure is for purchase of a non-regulated utility, currently located on the Complex, which is necessary for the operations of Multek or


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IBM; provided in any case under (x) or (y), each party shall inform the other as soon as possible of the necessity for and the nature and cost of such emergency repairs or compliance.

      Section 3.3 Annual Statement; Reconciliation.

      Within a reasonable time, not to exceed ninety (90) days after the end of the estimated duration set forth in ATTACHMENT F to EXHIBIT B, IBM shall deliver to Multek statements of the aggregate payments made by Multek for Multek Operating Expenses and actual Multek Operating Expenses, and Multek shall deliver to IBM statements of the aggregate payments made by IBM for IBM Service Charges and actual IBM Service Charges, in each case for the period covered. Each such statement shall include the difference between payments and actuals. Within forty-five (45) days after IBM receives Multek's statement of IBM Service Charges, IBM shall issue a reconciliation statement which includes a summary of both statements and determines whether Multek owes additional sums or is entitled to a rebate, net of IBM Service Charges. Any sums owed by or to Multek shall be payable to or by IBM within forty-five (45) days after delivery of such statement. Any continuation of Calibration/Instrument Support, Tool Room Support and Analytical Lab Support after expiration of the initial time periods set forth in ATTACHMENT F to EXHIBIT B shall be furnished at competitive market prices to be negotiated by the parties.

      Section 3.4 Audit; Cost of Audit.

      (a) Complete and accurate books, records, documents, accounts and other evidence (hereinafter collectively called "the Records") shall be established and maintained by IBM if directly pertinent to the Multek Operating Expenses and by Multek if directly pertinent to the IBM Service Charges. The Records must be kept for the balance of the calendar year in which they were made and for five
(5) additional years thereafter. No more often than once each calendar year during the Term and within twelve (12) months after the end of the Term, Multek and IBM, or their respective representative and any other Person authorized to conduct an examination, including the Accountants, shall have access to the Records during normal business hours at an office of IBM


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or Multek, as appropriate, in Austin, Texas or, if no such office is available, at a mutually agreeable and reasonable venue, for the purpose of inspection, auditing and copying. Each party shall take reasonable steps to protect any of the Records from public disclosure.

      (b) Each party may examine the Records established and maintained by the other for any purpose, including compliance with generally accepted accounting principles consistently applied and with all cost allocation formulae or guidance set forth in this Agreement. Such audit may include a reconciliation of any charges, assessments or other cost allocations found to be made in a manner inconsistent with this Agreement. If found to be so, the reconciliation shall include reimbursement to the adversely affected party of any interest or similar cost incurred as a result of such initially inconsistent charge, assessment or allocation, including interest not earned as a result of having made payment of such charge. Interest shall be paid from the date the party paid such sums to the date of payment at the floating prime rate of Chase Manhattan Bank N.A. in effect in New York, New York, on short-term business loans to customers of the highest credit standing.

      Section 3.5 Tax on Expenses/Charges.

      If any Governmental Authority having jurisdiction determines pursuant to Law that any component of Multek Operating Expenses or IBM Service Charges is subject to taxation (such as, without limitation, a sales or value added tax), such tax shall be paid by the Person who benefited from the Service covered by the Multek Operating Expenses or IBM Service Charges; except that taxes shall not include income, franchise and corporate taxes. IBM and Multek shall each separately account for and identify such component if claiming payment therefor.

      Section 3.6  Regulated Services.

      Notwithstanding any provision in this Agreement to the contrary, IBM shall furnish electricity, Domestic Water and Waste Water services to Multek in accordance with Section 1.9 of EXHIBIT B to this Agreement, including charges allowed for such utilities and billing periods required by


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Law. Any inclusion of these utility charges in the Approved Budget shall be consistent with Section 1.9 and the Law.

                            ARTICLE 4. UTILITY METERS

      Section 4.1 Pricing.

      Supplementing Section 3.1, Multek shall pay Multek Operating Expenses for the supply of commodity/utility Services by IBM pursuant to the pricing formulas set forth in EXHIBIT B. These charges shall include a pro rata share, based on usage, of operating expenses and capital improvements associated with the production and distribution of such Services from the Central Utility System or elsewhere and delivered to the Multek Site, including those associated with the maintenance, repair and replacement of the Utility Plant and, unless unlawful with respect to regulated utilities, the meters which measure consumption. Consumption charges and the cost of meters and metering shall be billed to Multek as herein provided in this Article 4 and in EXHIBIT B. The parties agree that the Building 60 metered utilities for Chilled Water, Compressed Air and steam shall be the quantity measured by the meter in Building 60 minus the quantity measured by the meter in Building 45.

      Section 4.2  Meter Readings.

      IBM shall read all meters according to IBM's regular meter reading schedule. Upon a timely request from Multek prior to a scheduled reading, an employee of Multek may attend. Not later than thirty (30) days after the end of each scheduled metering period, IBM shall send Multek a statement in accordance with Section 3.2 which shows the usage of metered utilities during the monthly metering period.

      Section 4.3  Meter Calibration and Adjustment.

      (a) Each meter used for the purposes of billing Multek shall be tested and calibrated by IBM at intervals consistent with manufacturers recommendations and, as required by the City of Austin regulations. Multek shall provide IBM representatives reasonable access to the Multek Site for such purposes. Any meter found to be inaccurate


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shall be restored to accurate condition or an accurate meter substituted. Multek shall reimburse IBM for fifty percent (50%) of all costs incurred by IBM for the foregoing as a Multek Operating Expense, except that IBM shall pay for the testing and recalibration within ten (10) days prior to or after the Closing Date.

      (b) IBM shall make or cause to be made special tests of meters used to measure Multek's usage upon reasonable request of Multek and at reasonable times. Except as prohibited by the City of Austin regulations, the cost of all such tests of these meters and required calibrations shall be included in Multek Operating Expenses. The result of all tests and calibrations shall be open to examination by Multek upon reasonable request and at reasonable times. If, as a result of any test, any meter is found to be inaccurate, then the readings of such meter previously taken shall be re-examined and, if there is greater than a two percent (2%) deviation from the manufacturer=s tolerances, a reconciliation statement shall be issued to Multek within thirty (30) days after such determination together with a payment to Multek or a request for additional sums from Multek (to be paid within forty-five (45) days of receipt of the reconciliation), as the case may be. IBM shall recalibrate and test the inaccurate meters and each party shall pay fifty percent (50%) of the expense incurred by IBM therefor.

      Section 4.4 Failure of a Meter.

      Should any metering equipment at any time fail to register or should the registration thereof be so erratic as to be meaningless, the usage being measured by any such meters shall be determined from (a) estimates on the basis of past usage during a similar period and under similar conditions, or if paragraph (a) cannot be determined, (b) estimates on the basis of usage registered by a new or repaired meter during a subsequent period.

                              ARTICLE 5. INSURANCE

      Section 5.1 Liability Insurance.

      (a) IBM and Multek shall each maintain in effect at all times during the Term the coverages described in this Article 5, including "property damage" and a "commercial general liability insurance" policy providing coverage on an "occurrence," rather than on a "claims made" basis. The liability policy shall include coverage for property damage, personal injury (including death) as well as independent contractors and products-completed operations liability.

      Section 5.2 Casualty Insurance. During the Term, Multek shall furnish and maintain, at Multek's sole cost and expense, property damage insurance, written on an "all risk" of physical loss or damage basis, to cover all loss or damage to or destruction of any portion of the Leased Premises in an amount of not less than eighty percent (80%) of the full cost to replace the Buildings and other structures located on the Multek Site (excluding the foundations but including all personal property, fixtures, equipment and machinery necessary to operate and maintain Multek's business operations on the Multek Site). Such amounts shall meet any co-insurance clause of Multek's policies.

      Section 5.3 Liability Insurance.

      (a) During the Term, Multek shall purchase and maintain, at Multek's sole cost and expense, general commercial public liability insurance against any claims by reason of personal injury (including death) and property loss, damage or destruction, occurring on or about the Multek Site except for the gross negligence or misconduct of IBM, its employees, suppliers, contractors or subcontractors, in an amount of not less than one million U.S. dollars ($1,000,000.00) combined single limit for injury (including death) and for damage to property, with umbrella coverage of not less than twenty million U.S. dollars ($20,000,000.00). Multek shall cause IBM to be included as an additional insured under such policy. Each such policy shall contain provisions, if and to the extent available at no additional cost to Multek, that the policy will not be cancelable except upon at least thirty (30) days prior notice to all insureds, including IBM, and that the act or omission of one insured will not invalidate the policy coverage of any of the other insureds. Multek shall furnish evidence reasonably satisfactory to IBM that the insurance is in effect at or before the commencement of the Term. Multek may self insure for up to Two Million Five Hundred Thousand U.S. Dollars ($2,500,000.00).

      (b) During the Term, IBM shall purchase and maintain, at IBM's sole cost and expense, general commercial public liability insurance against any claims by reason of personal injury (including death) and property damage occurring on or about the IBM Property, except for the gross negligence or misconduct of Multek, its employees, suppliers, contractors, or subcontractors, in an amount not less than one million U.S. dollars ($1,000,000.00) combined single limit for injury (including death) and for damage to property, with umbrella coverage of not less than twenty million U.S. dollars ($20,000,000.00). IBM shall cause Multek to be included as an additional insured under such policy. Each such policy shall contain provisions, if and to the extent available, that the policy will not be cancelable except upon at least thirty (30) days prior notice to all insureds, including Multek, and that the act or omission of one insured will not invalidate the policy of any of the other insureds. IBM shall furnish evidence reasonably satisfactory to Multek that the insurance is in effect at or before the commencement of the Term. IBM may self insure for up to five million U.S. dollars ($5,000,000.00).

      (c) Each party shall have provided the other with evidence that the insurance coverage required under this Article 5 is in full force and effect. At least thirty (30) days prior to termination of any such coverage, each party shall provide the other with evidence that such coverage will be renewed or replaced upon termination with insurance that complies with these provisions. Such evidence of insurance shall be in the form of a standard certificate of insurance and shall contain sufficient information to allow each party to determine whether there has been compliance with these provisions.

      (d) All policies of insurance required under this paragraph shall be issued by financially responsible insurers with a current A.M. Best Company rating of at least A-VIII.

      Section 5.4 Waiver of Claims and Subrogation.

      IBM and Multek each hereby waives its respective right of recovery against the other and each releases the other from any claim arising out of loss, damage or destruction to any improvements located in or on the Multek Site (in the case of Multek) and to any improvements located in or on the IBM Property (in the case of IBM), including all personal property, fixtures, equipment and machinery on either property, to the extent such party actually receives full and complete payment or reimbursement (excepting deductible amounts) for any such loss, damage or destruction under any insurance policy required to be carried hereunder but notwithstanding the fact that such loss, damage or destruction may be attributable to the negligence of either party or Landlord's Agents or Tenant's Agents. Each casualty insurance policy shall include a waiver of the insurer's rights of subrogation against the party hereto who is not an insured under said policy. Each party shall look first to the proceeds of its respective casualty insurance policy (and to its own funds to the extent it is self-insured) to compensate it for any such loss, damage or destruction. This waiver and release applies to any self insured (deductible) portion of the loss, damage or destruction, and such waiver and release is fully effective and enforceable notwithstanding the fact that IBM or Multek has failed to purchase and maintain insurance coverage required herein which may have reimbursed it for such loss, damage or destruction.

                     ARTICLE 6. DISPUTE RESOLUTION; DEFAULT

      Section 6.1 Initiation of Dispute Resolution.

      Except for disputes for which different dispute resolution procedures have been agreed upon in EXHIBIT B, if there is a dispute under this Agreement, the following shall control.

      (a) If informal discussions have not resolved a dispute between the parties, any party hereto may at any time by written notice ("Initiation Notice") to the other, initiate the dispute resolution procedure set forth herein. All such disputes shall be subject to the procedures set forth in this
Section 6.1 and Section 6.2 below.

      (b) Upon issuance and receipt of any Initiation Notice, the matter in question shall be referred in writing for resolution to Multek or IBM, as applicable, at the addresses set forth in Article 9.1.

      Section 6.2 Mediation.

      (a) If the matter in question has not been resolved by the parties within fifteen (15) days after receipt of any Initiation Notice, and if any party wishes to pursue the matter, it shall initiate the following non-binding procedure (herein called "Mediation"), by written notice to the other party. Upon initiation of Mediation, the parties agree to try in good faith to settle the matter under the Commercial Mediation Rules of the American Arbitration Association before resorting to litigation.

      (b) The Mediation shall be held within thirty (30) days after selection of a Mediator. The parties shall agree on the selection of one Mediator who demonstrates at least fifteen (15) years' experience with the subject matter of the Mediation. If the parties cannot agree upon the selection of a Mediator within fifteen (15) days after receipt of the notice initiating the Mediation, the Mediator shall be selected in accordance with the Commercial Mediation Rules of the American Arbitration Association.

      (c) At least five (5) business days prior to the first scheduled Mediation session, each party shall provide the Mediator with a brief written memorandum on the issues to be resolved, the facts surrounding the dispute and its position with regard to the issues. Such memoranda shall be filed on a confidential basis and shall not be exchanged between the parties. If either party to the Mediation has a substantial need for information and documents in the possession of the other party in order to prepare for the Mediation, the parties shall attempt to agree upon the extent of and the schedule for the expeditious exchange of such information, with the help of the Mediator, if required.

      (d) If any such dispute, claim or controversy remains unresolved as of the earlier of (i) the 31st day after the first Mediation session, or (ii) the 61st day after receipt of the notice initiating Mediation, or (iii) the 61st day after receipt of the notice is received by the alleged offending party from the aggrieved party, whether or not a party has initiated Mediation, either party may exercise all rights and remedies set forth in this
Article 6, subject to the limitations and conditions, if any, agreed upon in this Agreement.

      Section 6.3 Pending Resolution.

      During any period after the Initiation Notice and during the Mediation,
(a) neither party shall be relieved of its obligation to timely pay amounts claimed by the other in good faith to be due on account of Multek Operating Expenses or IBM Service Charges and IBM or Multek (as the case may be) may proceed to exercise all remedies available in Section 6.5 on account of non-payment; (b) neither party shall be relieved of its obligation to timely pay any reconciliation amounts due the other pursuant to reconciliation statements issued by either party or its Accountant and IBM or Multek (as the case may be) may proceed to exercise all remedies available in Section 6.5 on account of non-payment, except that such payments shall be deposited with counsel for the party who gave the Initiation Notice until the matter in dispute is finally resolved; (c) neither party shall be relieved of its obligation to cause Services to be provided in accordance with the provisions of this Agreement, except as authorized in Section 6.5, and each may proceed to exercise all remedies available in Section 6.5 on account thereof; (d) except to enforce the obligations in paragraphs (a),(b) and (c) above, and except to avoid the running of any applicable statute of limitations or similar rule, no party may exercise the remedies granted to it below until it has completed the processes (to the extent applicable) set forth in Sections 6.1 and 6.2, but nothing in this
Article 6 shall be construed as limiting or delaying notice of an Event of Default or running of cure periods; (e) notwithstanding any delay arising out of the Mediation, interest on any amount determined to be due shall accrue, commencing as of the date the contested sums have been paid or are owed, on all amounts mutually agreed upon or determined by the Mediator to be due to a party, to be calculated in the manner agreed upon in subsection 3.4(b); and (f) notwithstanding any delay arising out of the Mediation, any party mutually agreed upon or determined by the Mediator to have committed an Event of Default shall be liable for damages, if any, from the date of such Event of Default. The remedies reserved in paragraphs (a),(b) and (c) above may be exercised simultaneously with any of the processes set forth in Sections 6.1 and 6.2.

      Section 6.4 Events of Default.

      (a)   IBM.  The following shall constitute an Event of Default by IBM:

            (i) failure of IBM to pay money due Multek in accordance with the terms of this Agreement and such failure shall continue for at least thirty (30) days after written notice thereof; or

            (ii) failure of IBM to comply with any other provision of this Agreement on its part to be performed hereunder and such failure shall continue for more than forty-five (45) days after written notice from Multek to IBM which specifies in reasonable detail the alleged act or omission of non-compliance; provided, however, that if and so long as (1) the failure is reasonably curable by IBM, (2) Multek does not have reasonable grounds for establishing that Multek could cure the failure materially more rapidly than IBM, (3) the continuation of the failure is not materially prejudicial to Multek, and (4) IBM promptly commences and thereafter diligently and continuously prosecutes the curing of the failure, IBM shall have such additional time as is reasonably necessary to cure the failure; or

            (iii)  a general assignment by IBM for the benefit of creditors;

            (iv) the institution by or against IBM of a case or other proceeding under any section or chapter of any Texas bankruptcy/insolvency Law or the Federal Bankruptcy Code, now existing or hereafter amended or effective, which proceeding is not dismissed, stayed or discharged within a period of sixty (60) calendar days after the filing thereof, or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;

            (v) a proposed plan of arrangement is adopted or other action by IBM's creditors is taken as a result of a general meeting of IBM's creditors;

            (vi) the appointment of a receiver, custodian, trustee or like officer to take possession of assets of IBM, which receivership remains undischarged for a period of thirty (30) calendar days from the date of its imposition;

            (vii) admission by IBM in writing of its inability to pay its debts as they mature; or

            (viii) attachment, execution or other judicial seizure of all or any substantial part of IBM's assets.

      (b)   Multek. The following shall constitute an Event of Default by
Multek:

            (i) failure of Multek to pay money due IBM in accordance with the terms of this Agreement and such failure shall continue for at least thirty (30) days after written notice thereof;

            (ii) failure of Multek to comply with any other provision of this Agreement on its part to be performed and such failure shall continue for more than forty-five (45) days after written notice from IBM to Multek which specifies in reasonable detail the alleged act or omission of non-compliance; provided, however, that if and so long as (i) the failure is reasonably curable by Multek, (ii) IBM does not have reasonable grounds for establishing that IBM could cure the failure materially more rapidly than Multek, (iii) the continuation of the failure is not materially prejudicial to IBM, and (iv) Multek promptly commences and thereafter diligently and continuously prosecutes the curing of the failure, Multek shall have such additional time as is reasonably necessary to cure the failure;

            (iii) a general assignment by Multek for the benefit of creditors;

            (iv) the institution by or against Multek of a case or other proceeding under any section or chapter of any Texas bankruptcy/insolvency Law or the Federal Bankruptcy Code, now existing or hereafter amended or effective, which proceeding is not dismissed, stayed or discharged within a period of sixty (60) calendar days after the filing thereof, or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;

            (v) a proposed plan of arrangement is adopted or other action by Multek's creditors is taken as a result of a general meeting of Multek's creditors;

            (vi) the appointment of a receiver, custodian, trustee or like officer to take possession of assets of Multek, which receivership remains undischarged for a period of thirty (30) calendar days from the date of its imposition;

            (vii) admission by Multek in writing of its inability to pay its debts as they mature; or

            (viii) attachment, execution or other judicial seizure of all or any substantial part of Multek's assets.

      Section 6.5 Remedies.

      (a) Multek: Upon the occurrence of an Event of Default by IBM, Multek shall have the right to pursue any one or all of the following remedies in addition to any other remedies available at Law or in equity which are not inconsistent with the following remedies of this Article 6:

            (i) direct damages incurred by Multek as well as other remedies available at Law or in equity, excepting consequential, indirect, punitive, and special damages which are hereby excluded and waived by Multek;

            (ii) specific performance and all other injunctive remedies;

            (iii) the right to cure an Event of Default at the expense of IBM;
            and

            (iv) the right to terminate any and all Services except Services, (including the Nonterminable Services described in Section 26.1 of EXHIBIT B,) which are provided to IBM and are essential to IBM's manufacturing operations, as determined in good faith by IBM.

      (b) IBM: Upon the occurrence of an Event of Default by Multek, IBM shall have the right to pursue any one or all of the following remedies in addition to any other remedies available at Law or in equity which are not inconsistent with the following remedies of this Article 6:

            (i) direct damages incurred by IBM as well as other remedies available at Law or in equity, excepting consequential, indirect, punitive, and special damages which are hereby excluded and waived by IBM;

            (ii)specific performance and all other injunctive remedies; and

            (iii) the right to cure an Event of Default at the expense of Multek.

            (iv) the right to terminate any and all Services except Services, (including the Nonterminable Services described in Section 26.1 of EXHIBIT B,) which are provided to Multek and are essential to Multek's manufacturing operations, as determined in good faith by Multek.

      Section 6.6 Attorneys Fees; Jury Trial.

      (a) In the event of any Mediation or/and litigation between IBM and Multek hereunder, the Person who substantially prevails shall be entitled, in addition to all other remedies granted to it above, to reimbursement of all reasonable attorneys fees and costs and expenses of Mediation or/and litigation incurred by such substantially prevailing Person. The Mediator or judge shall determine which Person substantially prevailed.

      (b) In any action, proceeding or counterclaim brought by IBM or Multek against the other concerning any matters whatsoever arising out of or in any way connected with this Agreement or the relationship hereunder of IBM and Multek, each hereby waives trial by jury.

      Section 6.7 Limitation on Subcontractor/Consultant Liability.

In no event shall the subcontractors or consultants or other third party providers retained by IBM be liable hereunder to Multek, or subcontractors or consultants or other third party providers retained by Multek be liable hereunder to IBM, in either case under any equitable or legal theory, for Losses arising out of failure of such subcontractor, consultant or other third party providers to furnish Services as required herein. The word "Losses" shall mean all losses, liabilities, damages and claims and all related costs and expenses, including any and all attorneys' fees and costs of investigation, litigation, settlement, judgment, interest and penalties.

                                 ARTICLE 7. TERM

      The term of this Agreement shall commence as of the date hereof and shall continue for a period of ninety-nine (99) years.

                             ARTICLE 8. RESTRICTIONS

      Section 8.1 Uses.

      Multek or any other Affiliate of DII Group, Inc. may use the Multek Site for the manufacturing operations currently conducted on the Multek Site by IBM as well as any other uses by them which is authorized by Law; provided, however, that Multek shall obtain the written consent of IBM to any change in Multek's use of the Multek Site for purposes other than manufacturing operations, which consent shall not be unreasonably withheld or delayed if IBM determines in good faith that the proposed change in use (a) does not materially change the volume of traffic or type of vehicle use at the Complex, (b) does not violate or threaten violation of the provisions of the Project Operations Agreement, and (c) complies with Law.

      Section 8.2 Signs.

      All signs posted upon or within the Complex by IBM, Multek or any other Person occupying the Complex shall conform to the sign criteria set forth in EXHIBIT C.

      Section 8.3 Rules and Regulations.

      IBM and Multek shall each comply with the Rules and Regulations set forth in EXHIBIT D, and each shall make reasonable good faith efforts to cause its partners, directors, employees, agents, licensees, contractors, tenants, subtenants and other invitees to comply therewith. IBM may from time to time, with the consent of Multek which shall not be unreasonably withheld or delayed, amend or supplement the Rules and Regulations for the general safety, benefit and convenience of IBM and Multek; provided that in no event shall any amended or supplementary Rules and Regulations be inconsistent with the terms of this Agreement. IBM shall give thirty (30) days written notice to Multek of any proposed, amended or supplementary Rules and Regulations at least forty-five
(45) days prior to the proposed effective date thereof. IBM represents that up to the day prior to the Term Commencement Date, the operations and activities performed at the Multek Site have been, to Best Knowledge of IBM, within the scope of the Rules and Regulations and have not violated these Rules and Regulations. The words "Best Knowledge of IBM" means the knowledge acquired based upon reasonable inquiry of IBM's Site Operations Manager of the IBM printed wire board plant operations at the Multek Site as of the date hereof and as of the Closing Date.

      Section 8.4 Compliance with Laws.

      IBM and Multek shall each comply with all Laws applicable to the condition, occupancy, use and manner of use of the Multek Site and IBM Property, as applicable, except that violation of any Laws which relate solely to IBM's operations on the IBM Property or Multek's operations on the Multek Site and which do not adversely affect the other party in any way or the condition, use or manner of use of any other areas of the Complex, shall not constitute an Event of Default by the violator.

                      ARTICLE 9. RIGHT OF FIRST OPPORTUNITY

      Section 9.1 First Opportunity.

      (a) Multek agrees that (i) if at any time it considers selling, assigning, subletting, or otherwise transferring its interest in the Multek Site or/and any of the Buildings or other improvements now or hereafter located on the Multek Site, or (ii) if Multek at any time considers subdividing or rezoning the Multek Site, in each case Multek shall first notify IBM of such plans before soliciting third parties to pursue such plans, and shall include with the notification a business term sheet which sets forth the terms of Multek's proposed transaction (whether it is a sale, lease, or otherwise). IBM is hereby granted thirty (30) days after receipt of Multek's proposal to submit a counterproposal and enter into negotiations with Multek based on the business term sheet proposed. The counterproposal may take the form of an offer to purchase or lease the assets proposed to be marketed, rezoned or subdivided by Multek. Multek agrees that it shall neither take any of the actions set forth above in (i) or (ii), nor solicit or consider proposals received from others during the thirty (30) day period unless and until (x) IBM waives its rights hereunder; (y) IBM fails to submit a counterproposal as required below; or (z) IBM and Multek have been unable to reach an acceptable agreement after complying with the terms set forth below.

      (b) Upon receipt of an IBM counterproposal, IBM and Multek shall work together for a period of thirty (30) days in good faith to refine and revise aspects of the IBM counterproposal to make it acceptable to Multek and IBM. If after using their good faith efforts, Multek and IBM are unable to reach a mutually acceptable agreement, IBM shall, at the end of such thirty (30) day period, deliver to Multek in writing a detailed plan (the "Rejected Plan") setting forth all material terms and conditions of the final proposal proffered by IBM and rejected by Multek. Thereafter, Multek may solicit proposals from others, but only on the same terms set forth in the Rejected Plan or terms which are more favorable to Multek than those set forth in the Rejected Plan. If Multek does not accept a third party proposal which is more favorable to Multek than those set forth in the Rejected Plan, this process shall be repeated until Multek transfers the asset to IBM pursuant to the terms of the Rejected Plan or to a third party on terms more favorable to Multek than those set forth in the Rejected Plan. For purposes of this Agreement, the above referenced thirty (30) day period, as applicable, are hereinafter individually referred to as a "Negotiation Period."

      Section 9.2 Continuing Right.

      (a) This right of first opportunity shall be a continuing right with respect to all or any portion of the Multek Site and any one or more of the Buildings and other improvements thereon. The failure by IBM to submit a proposal with respect to a particular portion of the Multek Site or particular Building or improvement, or the rejection by Multek of an IBM proposal with respect to a particular portion of the Multek Site or particular Building or improvement shall not limit, alter or terminate IBM's right of first opportunity hereunder with respect to the remaining portion of the Multek Site or particular Building or improvement. In addition, if Multek rejects an IBM proposal or IBM fails to timely make a proposal with respect to a particular portion of the Multek Site or particular Building within the parameters given by Multek in its business term sheet, and the Multek Site or particular Building or improvement is not transferred or encumbered within two hundred seventy (270) days after the expiration of (i) the applicable thirty (30) day period if IBM fails to deliver a proposal or (ii) the applicable Negotiation Period if Multek has rejected an IBM proposal, Multek shall again comply with the terms of Section 9.1 of this Agreement by resubmitting its latest business term sheet to IBM, together with all of the then relevant information, and working in good faith with IBM for a period of thirty (30) days to reach a mutually acceptable agreement as required by Section 9.1.

      Section 9.3 IBM Affiliate. If Multek and IBM reach a mutually acceptable agreement as to the transfer or encumbrance of a portion of the Multek Site or a particular Building or improvement, IBM may assign its rights with respect to such transfer or encumbrance to an Affiliate of IBM at the closing of the transaction without the consent of Multek. Any such assignment shall not alter or affect IBM's rights with respect to the remaining portions of the Multek Site or a particular Building or improvement.

      Section 9.4 Third Party Offer. If Multek receives an unsolicited bona fide offer from a third party, which is acceptable to Multek, for a transaction of the type contemplated in subsection 9.1(a)(i), Multek shall notify IBM of such transaction, the name of the offeror, the offered consideration and provisions of the offer. Within thirty (30) days after receipt of Multek's notice, IBM may elect by notice to Multek to enter into the offered transaction for the consideration and upon the other provisions stated in Multek's notice; except that the transaction shall close the later of thirty (30) days after IBM elects to enter into the offered transaction or the date agreed upon by the offeror. Should IBM fail to exercise this right within the time and in the manner required above, or waives such right in writing, Multek shall be free to consummate such transaction to the named offeror, for the consideration and upon the other provisions set forth in Multek's notice to IBM; however, Multek agrees that such transaction shall be subject to the provisions of this Agreement and the Lease, including this Article 9. If such transaction is not consummated within two hundred seventy (270) days after the expiration of the earlier of the date IBM fails to exercise its right as hereinabove required or the date IBM waives such right in writing, the rights granted to IBM and the restrictions on Multek in this subsection shall once again apply to the offer described above as well as to any new offer.

      Section 9.5 Termination. Notwithstanding anything in this Agreement to the contrary, all rights and obligations of Multek and IBM set forth in this Article 9 shall terminate effective upon the date ten (10) years after the date hereof.

      Section 9.6 Successors and Assigns. All rights and obligations of Multek and IBM set forth in this Article 9 shall inure to the benefit of and be binding upon the successors and assigns of each party, including third parties who acquire title to the Multek Site by foreclosure or deed in lieu of foreclosure or otherwise. Either party may file a short form memorandum of this Article 9 on the public record.

      Section 9.7 Financing/Refinancing. Notwithstanding any provision of this Agreement to the contrary, in no event shall Article 9 apply (i) to any financing or (ii) to any sale, sublease, assignment, pledge, mortgage or other transfer or encumbrance to an Affiliate.

            ARTICLE 10. INDEPENDENT UTILITIES/SERVICES - SUBDIVISION

      From and after the Closing Date (as defined in the Asset Purchase Agreement) IBM shall proceed to use its reasonable good faith efforts to obtain the Subdivision and to make the Utilities/Services Independent as more fully described in Sections 2, 7, 9 and 10 of EXHIBIT B hereto, and to disconnect the telephone and computer network systems as agreed upon in ATTACHMENT G-3 of EXHIBIT B. IBM shall pay all reasonable expenses associated with the Subdivision and for making the Utility/Services Independent as agreed upon in the Asset Purchase Agreement. A failure of or refusal by the City of Austin or any other Governmental Authority to approve the Subdivision for any reason shall not constitute a breach by IBM under the Operative Agreements. If the Subdivision is not approved or so long as IBM fails to make the Utilities/Services Independent, then Multek's exclusive remedy and IBM's exclusive liability hereunder shall be for IBM to lease the Leased Premises to Multek and Multek to lease the Leased Premises from IBM in accordance with the terms of the Lease which shall remain in full force and effect upon the same terms and conditions stated therein.

                            ARTICLE 11. MISCELLANEOUS

      Section 11.1 Notices.

      Any notice, request or demand under this Lease shall be in writing and shall be considered properly delivered when addressed as hereinafter provided, and served (i) by telecopy, (ii) five (5) days after deposit for mailing by registered or certified mail, postage prepaid, (return receipt requested), or
(iii) sent by a reliable messenger or nationally known overnight courier. Any notice, request or demand by IBM to Multek shall be addressed to Multek at the Multek Site, Attention General Manager, with copies addressed and sent simultaneously to Multilayer Technology, Inc. at 16 Hammond, Irvine, CA 92718, Attention President, and to The DII Group, Inc., 6273 Monarch Park Place, Longmont, CA 80503, Attention: Chief Financial Officer, until otherwise directed in writing by Multek and, if requested in writing by Multek, simultaneously served on or sent to such other parties as Multek may request. Any notice, request or demand by Multek to IBM shall be addressed to IBM Corporation, Real Estate Services, Armonk, New York 10504, Attention: Director, US Real Estate Operations and Investments, with copies addressed and sent simultaneously to IBM, at the same address, Attention: Associate General Counsel, and to the Austin Contract Administrator, IBM Corporation, 11400 Burnet Road, Austin, Texas 78758, until otherwise directed in writing by IBM, or to such person or address as either of the parties shall hereafter designate to the other from time to time by similar written notice.

      Section 11.2 Estoppel Certificates.

      IBM and Multek each agree, at any time and from time to time upon not less than ten (10) days prior notice from one to the other, to execute, acknowledge and deliver to the other or any other Person designated by the requesting Person, an "estoppel" certificate, so called, confirming information customarily found in such certificates with respect to this Agreement or the Lease.

      Section 11.3 Governing Law.

      (a) This Agreement and the other Operative Agreements, valued in excess of One Million Dollars ($1,000,000.00), shall be deemed to have been delivered at and made at Armonk, New York, and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the Laws of the State of New York applicable to agreements executed, delivered and performed within New York State, without regard to the principles of conflicts of Laws thereof.

      (b) IBM and Multek hereby consent to the jurisdiction of any state or federal court located within the county of New York, the State of New York. Each hereby (i) waives trial by jury, (ii) waives any objection to venue of any action instituted under this Agreement or under the other Operative Agreements, and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court. These consents and waivers apply to all Operative Agreements.

      Section 11.4 Entire Agreement; Amendments.

      This Agreement together with the other Operative Agreements and the Confidentiality and Nondisclosure Agreement dated February 27, 1997, between IBM and Multek, including all exhibits and other attachments referred to herein and therein, contain the entire agreement of IBM and Multek with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and representations, oral or written, between IBM and Multek relating thereto or hereto.

      Section 11.5 Transfers.

      This Agreement and the obligations and rights hereunder shall not be assigned, hypothecated, pledged or otherwise transferred or encumbered by either party hereto except that either party may, in its sole discretion, transfer or assign its rights and obligations hereunder (a) to any one of its Affiliates and
(b) to a purchaser, lessor, lessee or source of funding if a party sells, leases or otherwise transfers or assigns its leasehold or fee interest in the Complex.

      Section 11.6 Severability.

      If any covenant, condition or provision of this Agreement, or the application thereof to any Person or circumstance, shall be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such covenant, condition or provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by applicable Laws.

      Section 11.7 Binding Effect.

      This Agreement shall be binding upon the signatories hereto and their respective successors and permitted assigns to the same extent as if each successor and permitted assign were named as a party to this Agreement.

      Section 11.8  Separate Agreement.

      This Agreement is separate from and independent of the Operative Agreements. Without Limitation, no Event of Default by IBM or Multek under any of the Operative Agreements other than the Lease shall constitute a default under the Lease, and no default by IBM or Multek under the Lease shall constitute an Event of Default under any of the other Operative Agreements.

      Section 11.9 No Third Party Beneficiary.

      This Agreement is intended for the exclusive benefit of the parties hereto, and except as otherwise expressly provided herein, shall not be for the benefit of, and shall not create any rights in, or be enforceable by any other Person.

      Section 11.10 Force Majeure.

      If either party hereto (the "Delayed Party") is at any time delayed or interrupted in providing a Service or any other non-monetary obligation on its part to be performed hereunder by reason of a Force Majeure event, then the Delayed Party shall use all reasonable efforts to again provide such Service or perform such obligation as required by this Agreement but such delay or interruption shall not be an Event of Default of the Delayed Party. The occurrence or happening of a Force Majeure event which has the effect of preventing performance of one or more obligations shall suspend time conditions or limitations with respect to performance of the affected obligations(s) but only for so long as the event or its direct consequences continue to preclude such performance.

      Section 11.11 No Warranties.

      (a) MULTEK AND IBM AGREE THAT THE PARTY PROVIDING A SERVICE HAS NOT, EXPRESSLY OR BY IMPLICATION OR INFERENCE, MADE ANY REPRESENTATIONS, WARRANTIES OR GUARANTEES WITH RESPECT THERETO, AND EACH SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS OF ANY OF THE SERVICES FOR A PARTICULAR PURPOSE OF THE OTHER PARTY, WHETHER OR NOT EITHER PARTY HAS BEEN MADE AWARE OF ANY SUCH PURPOSE BY ANY PERSON.

      (b) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE BASIC FIXED RENT, DEFINED IN THE LEASE, AND PURCHASE PRICE ALLOCATED TO THE MULTEK SITE, DEFINED IN THE ASSET PURCHASE AGREEMENT, WERE ESTABLISHED IN MATERIAL RELIANCE ON MULTEK ACCEPTING THE MULTEK SITE IN THEIR "AS IS" CONDITION "WITH ALL FAULTS."

      Section 11.12 No Waiver.

      Failure by either party to complain of any action, inaction or default of the other party shall not constitute a waiver of the aggrieved party's rights hereunder. Waiver by either party of any right for any default of the other party shall not constitute a waiver of any right for either a subsequent default of the same obligation or for any other default, past, present or future.

                    ARTICLE 12. THE DII GROUP, INC. GUARANTEE

The DII Group, Inc. (the "Guarantor") hereby unconditionally and absolutely guarantees to IBM the performance and payment of any and all monetary and other obligations of Multek under this Agreement and the other Operative Agreements to which Multek in accordance herewith and therewith is a party, independently of the obligations of Multek, and the Guarantor hereby agrees to indemnify IBM against any Loss

(as defined in the Asset Purchase Agreement) incurred by reason of any failure of Multek to perform and pay such obligations in such manner. This guarantee is a direct, absolute, unconditional, irrevocable, present and continuing guarantee of performance and payment, and is a direct and primary obligation of the Guarantor, and is in no way conditional or contingent upon any attempt to enforce performance upon, or collection from, Multek or upon any other event, contingency or circumstances whatsoever. This shall be a continuing guarantee and shall cover and secure any balance owing by Multek under this Agreement and the other Operative Agreements to which Multek is a party, and IBM shall not be obligated to exhaust its recourse against Multek before being entitled to payment from the Guarantor, of all and every of the obligations hereby guaranteed. The obligations of the Guarantor set forth above shall not be subject to any deduction, diminution, abatement, setoff, recoupment, suspension, determent, reduction, or defense (other than valid defenses Multek has against IBM and all other rights of Multek under this Agreement and the other Operative Agreements, and full and strict compliance by the Guarantor of its obligations hereunder) and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor or Multek shall have any knowledge or notice thereof), other than full and strict compliance by the Guarantor of its obligations hereunder.

                                       INTERNATIONAL BUSINESS MACHINES
                                         CORPORATION


Kevin Halloran                         By:/s/ Mark S. Payton
ATTEST                                    ------------------------------------


                                       Title:Corporate Development Consultant





                                       Date: August 18, 1997


                                       MULTILAYER TEK L.P.


Alex B. Makler                         By:/s/Carl R. Vertuca, Jr.
ATTEST                                    ------------------------------------


                                       Title: Senior Vice President, Chief
                                              Financial Officer and
                                              Secretary of Multek Texas,
                                              Inc. in its capacity as
                                              General Partner.





                                       Date: August 18, 1997


AS TO ARTICLE 12 ONLY:

                                       THE DII GROUP, INC.
Alex B. Makler                         By:/s/Carl R. Vertuca, Jr.
ATTEST                                    ------------------------------------

                                       Title: Senior Vice President, Chief
                                              Financial Officer and
                                              Secretary






                                       Date: August 18, 1997

STATE OF NEW YORK     )
                      : ss.:
COUNTY OF WESTCHESTER )


      On the 18th day of August, 1997, before me personally appeared MARK S. PAYTON to me known, who, being duly sworn did depose and say that he resides at 318 Garder Road, Monroe, CT, that he is Corporate Development Consultant of International Business Machines Corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.



                                          /s/ Paulette Lemay Peters
                                          ------------------------------------
                                                    Notary Public





STATE OF                  )
                          : ss.:
COUNTY OF                 )


      On the 18th day of August, 1997, before me personally appeared Carl R. Vertuca, Jr. to me known, who, being duly sworn did depose and say that is the Senior Vice President, Chief Financial Officer and Secretary of Multek Texas, Inc., in its capacity as General Partner of Multilayer Tek L.P., the Texas limited partnership described in and which executed the foregoing instrument; and that he signed his name thereto on behalf of said limited partnership.


                                          /s/ Kathryn Lee Skubina
                                          ------------------------------------
                                                     Notary Public

STATE OF                )
                        : ss.:
COUNTY OF               )


      On the 18th day of August, 1997, before me personally appeared Carl R. Vertuca, Jr. to me known, who, being duly sworn did depose and say that he
resides at                                                     , that he is
Chief Financial Officer of The DII Group, Inc., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.



                                           /s/ Kathryn Lee Skubina
                                           -----------------------------------
                                                     Notary Public

                                   EXHIBIT A*

                         DESCRIPTION OF THE IBM PROPERTY


* Exhibit A is not included and will be furnished supplementally to the Commission upon request.

                                   EXHIBIT A1*

                         DESCRIPTION OF THE MULTEK SITE


* Exhibit A1 is not included and will be furnished supplementally to the Commission upon request.

                                    EXHIBIT B

                               SERVICES AGREEMENT

                    (attached hereto and made a part hereof)
                   (Part of the Project Operations Agreement)

      Except as otherwise specifically defined herein, all words shall be given the meaning assigned to them in the Project Operations Agreement, to which this Agreement is attached. All references herein to Multek shall include, without limitation, Multek and each of its Affiliates.

      In accordance with and subject to the provisions of this Project Operations Agreement, certain services, utilities, supplies and facilities (the "Services") shall be furnished by IBM to Multek and to the Multek Site, including Buildings 60, 61, 63, 64, and 65 (the "Buildings"), and certain Services shall be furnished by Multek to IBM.

1.    General Provisions:

      1.1 (a) IBM reserves the right to stop any Services or restrict or prohibit access to the Access Roads, and Multek reserves the right to stop any Services, in each case when required by Laws, or when necessary by reason of accident, emergency, Force Majeure event, required maintenance, repairs or replacements, rule or regulation of a third party Service provider (e.g. utility company), in each case for as long as may be reasonably required; provided, however, that IBM and Multek shall each exercise reasonable good faith efforts, in accordance with commercially reasonable standards, to minimize any interference with the operation of the business of the other and shall, if practicable, provide reasonable notice thereof to the other (which may be oral). Neither party shall be liable to the other for any loss or damage which it incurs because of the interruption of any Service if the party causing the interruption acts reasonably under the circumstances.

            (b) IBM and Multek shall negotiate in good faith to mutually agree upon arrangements for IBM to stop any Services for repairs, alterations, replacements or improvements which are necessary or desirable in IBM's sole judgement. If IBM and Multek fail to agree on the time of the shutdown within a reasonable period under the circumstances, as determined by IBM, IBM shall have the right to stop any Services for a period not greater than twenty-four (24) hours. However, (i) except in an emergency or as required by Law, IBM may not stop any Services for a period greater than twenty-four
            (24) hours without the consent of Multek, which consent shall not be unreasonably withheld or delayed; (ii) if IBM stops any Services, IBM shall exercise reasonable efforts to minimize any interference with the operation of Multek's business and shall provide reasonable notice thereof to Multek.

            (c) Further and notwithstanding anything to the contrary contained herein, IBM shall have the right to have planned, seventy-two (72) hour continuous, simultaneous shutdown of all Services once during each calendar year of the Term at a time to be mutually agreed upon in good faith by both parties at least forty five (45) days prior to such shutdown date. If, however, the parties do not agree on a planned shutdown within thirty (30) days after notice to Multek of IBM's planned shutdown date, the shutdown may be scheduled by IBM in its sole discretion during the Memorial Day or Labor Day weekend as IBM shall specify in a notice from IBM to Multek not later than thirty (30) days prior to the scheduled shutdown by IBM. If additional shutdowns should, in IBM's sole judgement, be required for maintenance, alterations, replacements or improvements, IBM and Multek shall negotiate in good faith to mutually agree upon the times and duration of any additional shutdown.

      1.2 Multek shall first notify IBM before making any modifications to the systems of the Buildings which may impact the existing firm maximum (which means existing plus available) capacities/volumes/ pounds/ gallons, or which impact agreed upon delivery variations, as each is set forth in SCHEDULE 12 of this Agreement, specifying the proposed scope and manner of proposed modifications and when they are planned to be done. IBM and Multek, acting in good faith, shall mutually agree upon the times and dates Multek shall make such modifications and whether these changes will, in IBM's reasonable judgment, adversely affect its ability to provide Services as required by this Agreement. Failure by Multek to notify IBM, and to resolve any dispute regarding the impact of the proposed change shall relieve IBM of any responsibility or liability hereunder in connection with any Services affected by the proposed change.

      1.3   If there is a curtailment of a utility Service ("curtailed
            Service") to the Multek Site by action or fault of a third party Service provider, such as a "brownout," IBM shall endeavor in good faith to provide to Multek, if reasonably feasible, an equitable pro rata share of the curtailed Service which remains available to the Complex. Multek and IBM shall each pay fifty percent (50%) of any costs required to allocate the curtailed Service.

      1.4 All mechanical Services which require water treatment, including steam, cooling tower water and chilled water, will be chemically treated by IBM in accordance with the then current practice. IBM will advise Multek of the chemicals used to treat such water. However, IBM shall not be liable for degradation of piping and equipment located on the Multek Site.

      1.5 IBM shall promptly provide Multek with copies of all notices of possible health hazards and similar raw utility concerns received by IBM from IBM's suppliers of raw utilities.

      1.6 IBM shall promptly provide Multek with copies of any notices of impending rate changes received by IBM from third party Service providers which affect rates being charged to Multek hereunder. However, IBM's failure to do so shall not constitute an Event of Default by IBM or excuse Multek from paying increases on account of any such rate changes; provided, that if IBM has not billed Multek for charges based on the revised rate change within twenty-four (24) months after IBM is notified of the change, IBM shall have conclusively waived any claim to be paid such charges.

      1.7 Multek shall own and maintain, repair and replace, at its sole cost and expense, all meters presently installed or to be installed by or on behalf of Multek on the Multek Site; except that until the term of the Lease ends, IBM shall own all submeters which measure regulated utilities. As provided in Article 4 of the Project Operations Agreement, IBM shall determine the accuracy of all utility meters and certify the accuracy to Multek. Multek shall allow IBM access to all meters at all reasonable times.

      1.8 If Multek requests additional Services which will result in requirements for capacities/volumes/pounds/ gallons which exceed the existing firm maximum (which means existing plus available) capacity/volumes/pounds/ gallons, or which impact agreed upon delivery variations, as each is set forth in SCHEDULE 12 of this Agreement on the date hereof, and IBM (in its reasonable discretion) determines that capacity must be added, IBM shall notify Multek of such determination and the estimated cost of adding such capacity. If Multek still requests such additional services, IBM shall manage the design and construction of the added facilities with architects and contractors selected by IBM, and Multek shall pay all design, construction and other costs and expenses, including the fees of consultants, attorneys and Governmental Authorities, which are incurred by IBM to satisfy Multek's request. Similarly, if IBM requests that Multek store additional new chemicals and/or waste product at the existing CDC, or that Multek treat greater volumes of waste product at the WFC (defined in Section 11), and Multek (in its reasonable discretion) determines that capacity must be added, Multek shall notify IBM of such determination and the estimated cost of the additional capacity. If IBM still makes its request, Multek shall manage the design and construction of the added facilities with architects and contractors selected by Multek, and IBM shall pay all design, construction and other costs and expenses, including the fees of consultants, attorneys and Governmental Authorities, to satisfy IBM's request.

      1.9 Until such time as IBM has completed making the Utilities/Services Independent and has obtained the Subdivision, and the Real Estate Closing (defined in the Asset Purchase Agreement) has been completed, IBM shall facilitate the supply of electricity, Domestic Water and Waste Water service to Multek in accordance with and subject to provisions of the Project Operations Agreement, including Sections 2, 9 and 10 of this Agreement and the following provisions.

            (a) All electricity, Domestic Water, and Waste Water service provided by IBM to Multek is furnished at IBM's cost (without markup of any kind), solely as an incident of Multek's tenancy under the Lease and only for Multek's use. Multek shall not resell or allow the use by others of any Waste Water service, electricity, or Domestic Water furnished by IBM hereunder.

            (b) Supplementing and confirming other provisions of the Project Operations Agreement:

                  (i) Multek's electricity, Domestic Water and Waste Water service shall be submetered.

                  (ii) Electrical consumption, Domestic Water consumption, and Waste Water charges based on Domestic Water consumption for common areas and facilities will be IBM's and not Multek's responsibility.

                  (iii) Any disputes relating to the computation of Multek's bill for electricity, Domestic Water consumption or Waste Water charges, or the accuracy of the submetering device, will be resolved by Mediation between Multek and IBM.

                  (iv) Multek acknowledges that by signing the Project Operations Agreement, IBM has provided Multek with a true and correct copy of 30 T.A.C. Section 291.125.

            (c) Bills for Multek's electricity consumption, Domestic Water consumption and Waste Water services shall be rendered by IBM for the same period as the bills issued by the City of Austin or its successor. Bills will be issued to Multek based upon submeter usage.

            (d) A bill for any of these services is delinquent if not paid by the due date indicated on the bill, unless the bill is issued less than seven (7) days before the due date, in which case the due date is seven (7) days after the date the bill was issued. The date the bill is issued is the postmark date on the envelope of the bill or on the bill itself. If the due date falls on a weekend or Holiday, the due date for payment purposes shall be the next date after the due date.

            (e) Estimated bills will be rendered if the meter has been tampered with or is out of order and, in such case, the bill shall be distinctly marked as such.

            (f) If billings are determined to be in error, IBM shall calculate a billing adjustment. If Multek has overpaid, the adjustment shall be made for the entire period of the overcharges. If Multek was underbilled, IBM will backbill Multek for the amounts underbilled for a period not to exceed six (6) months. If the underbilling is $25.00 or more, Multek may enter into a deferred payment plan for the same length of time as that of the underbilling.

            (g) Unless clearly designated by Multek, all payments received from Multek shall be applied first to sums due IBM under the Project Operations Agreement other than utilities, and then to utilities. A reconnect fee of $10.00 shall be applied if electric service is reconnected after being disconnected for nonpayment of bills.

            (h) Electric, Domestic Water and Waste Water service may be disconnected if:

                  (i) Multek fails to pay its electric, Domestic Water and Waste Water bill within twelve (12) days from the date the bill was issued (this provision shall supersede Article 6 of the Project Operations Agreement for purposes of this clause); and

                  (ii) IBM has mailed or hand-delivered to Multek a termination notice at least five (5) days prior to the date of disconnection.

            (i) Prior to furnishing Domestic Water and electricity to Multek during the term of the Lease, IBM shall calibrate all submeters which will be used to measure Domestic Water and electricity. Costs of calibration shall be shared as agreed upon in Section 4.3 of the Project

            Operations Agreement to which this EXHIBIT B is attached.

      2.    Electrical Power Service

            IBM agrees that electrical power is one of four (4) Utility/Services that IBM shall make Independent. Until accomplished, the following shall apply:

2.1   All electrical substations (the "Substations") are located in the
            Buildings. The existing switch gear is located on the IBM Property as part of the Utility Plant. The intent of the parties is to run a direct feed from the City of Austin electrical facility to a new switch gear to be located on the Multek Site. Until that work is completed, IBM shall make reasonable efforts to arrange with the City of Austin to rent IBM's switch gear to the City so that electrical service will be supplied to Multek by the City through IBM's existing switchgear. Until then or until electricity is made Utility/Services Independent, IBM shall provide the Services described on SCHEDULE 1.

2.2   Electric meters are located within the Utility Plant and operational to measure consumption of electricity furnished to Multek. These meters have not been certified, but readings from them shall be conclusive and binding on IBM and Multek unless clearly shown by one party to be inaccurate and, if the parties are unable to agree, through Mediation. Multek shall pay for electricity provided through the Substations as measured by these electric meters in accordance with the following. The City of Austin or, if the City and IBM or the City and Multek agree, IBM shall cause the meters to be read on a monthly basis to determine the electrical consumption during each particular monthly billing period. The electrical consumption as determined by such meter readings shall be multiplied by the then (at the time of the particular meter readings) applicable service classification rates at which IBM purchases electricity from the utility company (including any and all sales taxes, fuel charges, time of day charges, as well as any and all other component charges thereof). The product thus obtained shall constitute the electric consumption charge to be paid by Multek for the particular monthly billing period to which the meter readings and the City's or IBM's bill relates, and shall be payable within forty-five (45) days after the receipt of the bill therefor by Multek.

2.3 IBM owns and shall maintain, repair and replace, subject to reimbursement as herein provided in SCHEDULE 1, the electrical power feed from the electrical service center or point of delivery from the public utility up to points it enters the Buildings. Multek owns and shall maintain, repair and replace, at its sole cost and expense, the electrical system extending from the entry point into the Buildings, including all cables, wiring, conduit and equipment such as panels, lights, switches, and tools. In addition, Multek owns and shall maintain, at its sole cost and expense, the diesel generators, associated controls, batteries, equipment and distribution system located within the Buildings. Both parties shall comply with all Laws applicable to the maintenance, repair and replacement of its electrical equipment and facilities, and IBM with respect to the supply of electricity to Multek during the transition period.

3.    Steam Service

      3.1   IBM shall provide non-potable Uncontaminated process steam to the
                 Buildings (with condensate return) in accordance with SCHEDULE
                 2. For purposes of this Sections 3, 5, and 6, the word "Uncontaminated" shall mean free of process chemicals or other pollutants which would impair the use of the steam or water, as the case may be, for its intended purpose or use. Steam meters are in place and operational to measure Multek's use of steam. These meters have not been certified, but readings from them shall be conclusive and binding on IBM and Multek unless clearly shown by one party to be inaccurate and, if the parties are unable to agree, through Mediation.

      3.2   IBM owns and shall maintain, repair and replace, subject to reimbursement as herein provided in SCHEDULE 2, the steam, condensate and pipe distribution systems located in the Utility Plant as well as the Utility System extending up to the points they enter the Buildings. Multek owns and shall maintain, repair and replace, at its sole cost and expense, the steam and condensate systems in the Buildings from the Buildings' entry points.

      3.3   IBM shall cause the steam meters to be read on a monthly basis to determine the use of steam during each particular monthly billing period. The steam use as determined by such meter readings shall be multiplied by the then, at the time of the steam meter(s) reading, "Steam Rate." The Steam Rate agreed upon for calendar year 1997 is set forth in SCHEDULE 2. The product thus obtained shall constitute the equivalent of the steam use charge to be paid by Multek in respect of the particular monthly billing period to which IBM's bill shall relate.

      3.4   IBM represents that the steam and condensate system is a closed loop system and, as currently operated and existing on the Closing Date, is (i) in working order; (ii) Uncontaminated; and (iii) sufficient to return all condensate in an Uncontaminated condition. Multek shall use all steam in a closed loop system and return all condensate to the Utility Plant in an Un-contaminated condition. If there is any such impairing contamination caused or discovered by Multek or IBM in the steam and/or condensate system, the party which causes or discovers such contamination shall immediately orally notify the other party (confirmed in writing within forty-eight (48) hours of the oral notice). The party who caused such contamination (the "offending party") shall take action within twenty-four (24) hours to correct the cause of such contamination. To the extent the offending party does not take action within the twenty-four (24) hour period to correct the cause of such contamination (and prosecute same with due diligence and continuity to completion), the other party may correct such contamination and bill the offending party for any and all costs incurred by the other party therefor. The offending party shall reimburse the other party for such costs within forty-five (45) days after receipt of a bill therefor as well as for any costs incurred by the other party to repair or replace any parts or equipment damaged by such contamination by the offending party.

4.    Compressed Air Service

      4.1   IBM shall provide the compressed air, cooled and dried for production only and not for human consumption (hereinafter the "Compressed Air") to Buildings in accordance with the provisions of SCHEDULE 3.

      4.2   IBM owns and shall maintain, repair and replace, subject to reimbursement as herein provided in SCHEDULE 3, sufficient air compressors and compressed air piping distribution system necessary to supply the Compressed Air to the Buildings' entry points.

      4.3   Multek owns and shall maintain, repair and replace, at its sole cost and expense, internal Compressed Air piping (to receive and convey the Compressed Air) in the Buildings, from the Buildings' entry points.

      4.4   IBM has installed consumption meters in the Buildings to measure energy required to produce the Compressed Air used by Multek. These meters have not been certified, but readings from them shall be conclusive and binding on IBM and Multek unless clearly shown by one party to be inaccurate and, if the parties are unable to agree, through Mediation.

      4.5   IBM shall cause the consumption meters to be read on a monthly basis to determine the use of Compressed Air during each particular monthly billing period. The use of Compressed Air, as determined by such meter readings, shall be multiplied by the Compressed Air Rate in effect at the time of the particular meter readings. The Compressed Air Rate agreed upon for 1997 is set forth in SCHEDULE 3. The product thus obtained shall constitute the Compressed Air use charge to be paid by Multek in respect of the particular monthly billing period to which IBM's bill shall relate. The bill shall be payable within forty-five (45) days after the receipt thereof by Multek.

      4.6   If there is an unplanned equipment outage, IBM, at Multek's request, shall exercise reasonable efforts to obtain rental air compressors to continue to supply compressed air to Multek and will endeavor to do so in a reasonable period of time. Multek shall pay IBM for such rental air compressors within forty-five
                 (45) days after receipt of IBM's bill therefor.

      4.7   Multek may elect to permanently discontinue purchasing Compressed
                 Air from IBM. To make such election, Multek shall give not less that thirty (30) days prior notice to IBM. As of the effective termination date as provided in the notice, IBM shall no longer be required to furnish Compressed Air to Multek, and IBM in its sole discretion may sell to third parties or otherwise dispose of its compressors that it used to produce Compressed Air for Multek.

5.    Chilled Water Service

      5.1   IBM shall provide non-potable Uncontaminated chilled water ("Chilled
                 Water"), in accordance with the provisions of SCHEDULE 4.

      5.2   IBM owns and shall maintain, repair and replace, subject to reimbursement as herein provided in SCHEDULE 4, a chilled water Utility System necessary to supply such Chilled Water from the Utility Plant to the Buildings' entry points. Multek owns and shall maintain, repair and replace, at its sole cost and expense, a chilled water piping system to receive and convey the Chilled Water, from the Buildings' entry points.

      5.3   IBM has installed meters in the Buildings to measure Multek's use of
                 Chilled Water. These meters have not been certified, but readings from them shall be conclusive and binding on IBM and Multek unless clearly shown by one party to be inaccurate and, if the parties are unable to agree, through Mediation.

      5.4   IBM shall cause the Chilled Water meters to be read on a monthly basis to determine the use of Chilled Water during each particular monthly billing period. The Chilled Water use, as determined by such meter readings, shall be multiplied by the Chilled Water Rate in effect at the time of the particular meter readings. The Chilled Water Rate agreed upon for 1997 is set forth in SCHEDULE 4. The product thus obtained shall constitute the Chilled Water use charge to be paid by Multek in respect of the particular monthly billing period to which IBM's bill shall relate. The bill shall be payable within forty-five
                 (45) days after the receipt thereof by Multek.

      5.5   IBM represents that the Chilled Water system is a closed loop system and, as currently operated and existing on the Closing Date, is
                 (i) in working order; (ii) Uncontaminated; and (iii) sufficient to return all Chilled Water in an Uncontaminated condition. Multek shall use all Chilled Water in a closed loop system and return all chilled Water to the Utility Plant in an Uncontaminated condition. If there is any such impairing contamination caused or discovered by Multek or IBM in the Chilled Water System, the party which causes or discovers such contamination shall immediately orally notify the other party (confirmed in writing within forty-eight (48) hours of the oral notice). The party who caused such contamination (the "offending party") shall take action within twenty-four (24) hours to correct the cause of such contamination. To the extent the offending party does not take action within the twenty-four (24) hour period to correct the cause of such contamination (and prosecute same with due diligence and continuity to completion), the other party may correct such contamination and bill the offending party for any and all costs incurred by the other party therefor. The offending party shall reimburse the other party for such costs within forty-five (45) days after the receipt of a bill therefor as well as for any costs incurred by the other party to repair or replace any parts or equipment damaged by such contamination by the offending party.

6.    Cooling Tower Water

      6.1   IBM shall provide non-potable Uncontaminated cooling tower water
                 ("Cooling Tower Water") in accordance with the provisions of
                 SCHEDULE 5.

      6.2   IBM owns and shall maintain, repair and replace, subject to reimbursement as herein provided in SCHEDULE 5, a cooling tower water system necessary to supply such Cooling Tower Water from the Utility Plant to the Buildings' entry points. Multek owns and shall maintain, repair and replace, at its sole cost and expense, a cooling tower water piping system to receive and convey the Cooling Tower Water from the Buildings' entry points.

      6.3   The Cooling Tower Water Rate agreed upon for 1997 is set forth in
                 SCHEDULE 5 and shall constitute the Cooling Tower Water use charge to be paid by

                 Multek in respect of the particular monthly billing period to which IBM's bill shall relate. The bill shall be payable within forty-five (45) days after the receipt thereof by Multek.

      6.4   IBM represents that the Cooling Tower Water system is a closed loop system and, as currently operated and existing on the Closing Date, is (i) in working order; (ii) Uncontaminated; and (iii) sufficient to return all Cooling Tower Water in an Uncontaminated condition. Multek shall use all Cooling Tower Water in a closed loop system and return all cooling tower water to the Utility Plant in an Uncontaminated condition. If there is any such impairing contamination caused or discovered by Multek or IBM in the Cooling Tower Water System, the party which causes or discovers such contamination shall immediately orally notify the other party (confirmed in writing within forty-eight (48) hours of the oral notice). The party who caused such contamination (the "offending party") shall take action within twenty-four (24) hours to correct the cause of such contamination. To the extent the offending party does not take action within the twenty-four (24) hour period to correct the cause of such contamination (and prosecute same with due diligence and continuity to completion), the other party may correct such contamination and bill the offending party for any and all costs incurred by the other party therefor. The offending party shall reimburse the other party for such costs within forty-five (45) days after the receipt of a bill therefor as well as for any costs incurred by the other party to repair or replace any parts or equipment damaged by such contamination by the offending party.

      6.5   Multek understands that IBM has reduced the cost of Cooling Tower
                 Water as well as Chilled Water by implementing a recycling program. To the extent that Multek does not continue this recycling program, a written description of which has been delivered to Multek, the cost of Cooling Tower Water as well as Chilled Water shall increase.

7.    Fire Protection Water System, Detectors and Extinguisher Service

      IBM agrees that the fire protection water system is one of four (4) Utility/Services that IBM shall make Independent. Until accomplished, the following shall apply:

      7.1   (a) IBM shall make available to Multek the existing fire loop system servicing the Buildings. This fire loop system consists of piping which connects to the City of Austin water supply system up to the entry points to the Buildings, as well as the hydrants and backflow preventers which are located on the IBM Property.

            (b) IBM owns and shall maintain, repair and replace, subject to reimbursement herein provided, the existing fire loop system. Multek owns and shall maintain, repair and replace, at its sole cost and expense, the internal fire protection water system (including alarms, detectors, extinguishers, piping, and wiring) from the point the system enters the Multek Site, including any systems which serve the Buildings, tank farms, industrial waste treatment plant and the chemical distribution center located on the Multek Site. Both parties shall comply with all Laws applicable to the maintenance, repair and replacement of its fire protection equipment and facilities, and IBM with respect to the supply of the fire protection water to Multek during the transition period.

      7.2   At such times when there has been use of fire protection water for the benefit of the Multek Site, IBM shall cause a reading to be made from the water meters. These meters have not been certified, but readings from them shall be conclusive and binding on IBM and Multek to determine the amount of water that was used unless clearly shown by one party to be inaccurate and, if the parties are unable to agree, through Mediation. IBM shall bill Multek therefor in accordance with SCHEDULE 6, using the then City of Austin's water rate (including sales, use and other taxes and charges) charged to IBM. Multek shall pay IBM's bill(s) therefor within forty-five (45) days after the receipt thereof by

                 Multek. If fire protection water shall be used at locations at other areas on the Complex at the same time when used for the benefit of the Multek Site, then IBM, in good faith, shall solely determine the allocation of such use when reading the water meters and prorate its bill to Multek accordingly.

8.    Fuel Oil

      8.1   Multek shall own and shall maintain, at its sole expense, the existing fuel oil tanks and all associated piping and equipment located on the Multek Site. Multek, in its sole discretion, may demolish and close any or all such tanks on thirty (30) days prior notice to IBM. All fuel oil tanks on the Multek Site are marked on ATTACHMENT I.

      8.2   Multek shall make its own arrangements for supply of fuel oil to the
                 Buildings. Multek shall receive or otherwise transfer fuels to or from transport trucks or vehicles only at places that provide secondary containment so as to prevent the unplanned releases of fuel to the environment. Multek shall use its best efforts to cause its suppliers to use the shortest route from off-site to the tank farm and shall be responsible, as provided in Sections 16 and 17, for all spills and other releases to the environment from such fuel oil tanks anywhere on or about the Complex.

9.    Domestic Water Service

      IBM agrees that domestic water is one of four (4) Utilities/ Services that IBM shall make Independent. Until accomplished, the following shall apply:

      9.1   IBM shall provide Multek with potable domestic water ("Domestic
                 Water") in accordance with the provisions of SCHEDULE 6.

      9.2   IBM owns and shall maintain, repair and replace, subject to reimbursement as herein provided in SCHEDULE 6, domestic water piping and equipment necessary to supply Domestic Water from the point of delivery from the City of Austin to the Building's entry points. Multek owns and shall maintain, repair and replace, at its sole cost and expense, internal domestic water piping and equipment from the Buildings' entry points. Both parties shall comply with all Laws applicable to the maintenance, repair and replacement of its Domestic Water System, and IBM with respect to the supply of Domestic Water to Multek during the transition period.

      9.3   IBM has installed meters to measure Multek's use of Domestic Water.
                 These meters have not been certified, but readings from them shall be conclusive and binding on IBM and Multek unless clearly shown by one party to be inaccurate and, if the parties are unable to agree, through Mediation.

      9.4   IBM shall cause the Domestic Water meters to be read on a monthly basis to determine the use of Domestic Water during each particular monthly billing period. The Domestic Water use, as determined by such meter readings, shall be multiplied by the rates in effect at the time of the meter readings (including sales, use and other taxes and charges) at which IBM purchases water from the City of Austin. The product thus obtained and other charges agreed upon in SCHEDULE 6 shall constitute the Domestic Water use charge to be paid by Multek in respect of the particular monthly billing period to which IBM's bill shall relate. The bill shall be payable within forty-five (45) days after the receipt thereof by Multek.

10.   Sanitary Waste System Service

      IBM agrees that the sanitary waste system is one of four (4) Utilities/Services that IBM shall make Independent.

Until accomplished, the following shall apply:

      10.1  IBM owns and shall maintain, repair and replace, subject to reimbursement as herein provided in SCHEDULE 6, the sanitary waste system which services the entire Complex, except for the Internal Sanitary

                 System. Multek owns and shall maintain, repair and replace, at its sole cost and expense, the internal sanitary waste system from the point of entry into the Buildings, including pumps and piping within the Buildings (the "Internal Sanitary System"). Both parties shall comply with the Laws applicable to the maintenance, repair and replacement of its Sanitary Waste System, and IBM with respect to the supply of sanitary waste Services during the transition period.

      10.2  If there is any blockage or stoppage in the system, other than in the Internal Sanitary System, which is caused by Multek's negligence or misconduct, Multek shall reimburse IBM for any costs incurred by IBM to clear or to correct the same. If there is any blockage or stoppage in the Internal Sanitary System which is caused by IBM's negligence or misconduct, IBM shall reimburse Multek for any costs incurred by Multek to clear or correct the same. Multek shall use and maintain, repair and replace the Internal Sanitary System in accordance with Laws at its sole cost and expense. Multek shall be liable for and shall promptly perform at its sole cost and expense any and all cleanup of the Internal Sanitary System required by any Laws due to the discharge of any unlawful substances into the Internal Sanitary System or any other part of the sanitary system serving the Complex.

      10.3  The parties have agreed that for 1997, Multek shall pay to IBM the amount set forth in SCHEDULE 6 for this Service. Such payments shall be made within forty-five (45) days after Multek's receipt of IBM's bills therefor, which bills shall be accompanied by a copy of the underlying bill received from the City of Austin. IBM shall bill Multek on the same cycle as IBM is billed by the City of Austin.

11.   Industrial Waste Water Service

      The existing industrial waste water treatment plant ("WCF") is located on the Multek Site. The plant shall be operated by Multek, at its sole expense, whether or not title to the Multek Site is transferred to Multek; except that if IBM decides not to construct a new industrial waste water treatment plant on another part of the Complex, the following shall apply and Multek shall provide WCF Services to IBM for a fee:

      11.1  Multek shall maintain, repair and replace, subject to reimbursement by IBM as herein provided, the WCF which is comprised of the industrial waste water structures, piping, transfer tanks and pumping equipment located on the Multek Site.

      11.2  Multek shall process, in compliance with all applicable Laws
                 (including IBM's City of Austin Waste Water Permit), IBM's industrial waste water in accordance with the provisions of
                 SCHEDULE 7.

      11.3  The parties have agreed that for 1997, IBM shall pay Multek the amount set forth in SCHEDULE 7 for this Service. IBM shall pay Multek such amount within forty-five (45) days after the month during which the Service was provided.

      11.4  IBM will provide data to Multek establishing the levels or concentrations of all pollutants in IBM's effluent which are regulated and required to be reported to the City of Austin and that demonstrates that IBM's wastewater discharges will meet the City of Austin's wastewater effluent limitation standards after being properly treated at the WCF. In accordance with current procedures, IBM will provide such data to Multek twice a week. IBM, upon discovery, shall immediately notify Multek of any concentration of contamination in its discharge or any upset which would cause the permit limits to be exceeded. IBM shall reimburse Multek for any fine or penalty levied against Multek because of any such exceedance.

12.   Security

       IBM shall provide control of access to the Complex by badge readers, subject to its right to terminate this Service pursuant to Section 26, in accordance with the provisions of SCHEDULE 8.

13.   Stormwater Runoff

      13.1  As part of the cost of making the Utility/Services Independent, IBM, at its sole cost and expense, has completed or will complete physical modifications to the stormwater collection system so that stormwater will not run off from the Multek Site or IBM Property to the other; the one exception will be the runoff of Multek's two (2) parking lots which are located to the east of Building No. 60. The parties have agreed that once these physical modifications are complete, IBM will test the runoff to determine and define the quality of the stormwater runoff from the Multek Site. To the extent that such monitoring demonstrates that the runoff is sufficiently uncontaminated and IBM and Multek reasonably conclude that no additional collection and/or treatment requirements will be imposed in connection with obtaining a permit for the discharge of such stormwater pursuant to Federal regulations, Multek shall assume all responsibility for and with respect to the stormwater runoff from the Multek Site at its sole cost and expense. If there is a dispute with respect to stormwater runoff, the parties will resolve the issue by Mediation.

      13.2  As part of the Services to be provided under Section 13, IBM shall provide the Services described in SCHEDULE 9.

14.   Landscaping, Grounds Service and Access Roadway Maintenance

      Consistent with the current service contracts and service levels stated therein, as determined by IBM and its service provider, IBM shall provide landscape, grounds, and access roadway maintenance services to the applicable portions of the Complex in accordance with the provisions of SCHEDULE 10. To the extent IBM uses treated industrial waste waters to irrigate the Multek Site under IBM's Service contracts, these waters will not contain any Hazardous Substance that would cause Multek to incur liability for remedial activity under any environmental Laws. IBM shall indemnify Multek for any costs Multek incurs to remediate contamination required by Law to be remediated and which results from contaminated irrigation waters supplied by IBM; provided, Multek can demonstrate that such contamination was the proximate cause of any such required remediation.

15.   Environmental General

      15.1  Notwithstanding the provisions of this Section 15 to the contrary, neither IBM or Multek shall install any underground storage tanks, injection or dry wells, or surface impoundments of any kind on the Complex. Either may install or use above ground storage tanks (including piping and valves), so long as the installation of the tanks and use of the contents in the tanks is for operations at the Complex; is in compliance with applicable Laws; is necessary for the conduct of the business activities at the Complex, and is in accordance with safe and workmanlike procedures that reasonably minimize any threat to and are protective of human health and the environment. The party hereto who installs or uses an above ground storage tank is solely responsible for any liability or claim resulting from, relating to or arising out of such installation or use, and it shall indemnify and hold the other party hereto and their respective directors, employees, and lenders, successors and assigns harmless from and defend them against any liability or claim resulting from, relating to or arising out of such installation or use.

      15.2  IBM and Multek are strictly prohibited from disposing of any
                 Hazardous Substances on the Complex. Each party hereto shall be solely responsible for arranging for the proper and legally-authorized temporary storage on or off the Complex, transportation to and from the Complex, and for off-site disposal of all Hazardous Substances brought upon, used, stored, transported to or generated by it or its agents at the Complex. If required by Laws, the party hereto intending to transport and dispose of Hazardous Substances shall obtain an EPA hazardous waste generator identification number for the transportation to and disposal of such wastes and waste waters at off-site disposal areas.

      15.3  Neither IBM nor Multek (other than as required by Law) shall, without the approval of the other, which either may withhold from the other in its sole discretion, permit any part of the Complex to become, under any applicable Laws, (1) a hazardous waste treatment or disposal facility except an industrial waste water treatment plant; (2) a solid waste treatment or disposal facility (including an incineration facility, a solid waste landfill or a public disposal facility); (3) a solid or hazardous waste transfer station; (4) a nuclear or radioactive material storage facility; (5) a medical waste treatment or disposal facility; (6) a waste tire collection site; (7) a mining waste storage or disposal facility; (8) a used oil recycling, marketing or burning facility; (9) a special wastes treatment or disposal facility; or (10) a facility that accepts, receives, collects, stores, treats, or disposes of solid wastes, Hazardous Substances or other wastes that are generated off the Complex.

      15.4  IBM and Multek are each responsible for compliance of their respective employees, contractors, subcontractors, tenants, subtenants and other invitees with these provisions.

      15.5  (a) IBM and Multek shall each be responsible for obtaining (except during any transition period, as herein provided) and maintaining any environmental permits or approvals, or making any notifications or reports, that are required under any applicable Laws or permits for conduct of, on or related to the portion of the Complex it or their respective employees, contractors, subcontractors, tenants, subtenants and other invitees control or possess. If, as contemplated, Multek operates its facilities under a permit or license issued to IBM, Multek shall comply with all obligations and responsibilities imposed on IBM by such permit or license. Until the permits are transferred into Multek's name, if Multek causes IBM to violate any provision of such permit or license, then Multek shall indemnify and save IBM and its employees and directors harmless from and defend them against any claim, liability, cost, fee, expense or damage arising out of such violations; provided, that such violation is not caused by IBM.

            (b) IBM will continue to perform at its sole expense the groundwater monitoring and sampling obligations associated with the Corrective Action part of IBM's State RCRA Hazardous Waste Permit, HW50130, as more fully explained in that Permit, as it applies to the tank farms located on the Multek Site. Multek will allow access to IBM and its contractors to perform such monitoring and sampling. IBM shall be responsible for closure of all wells associated with its RCRA Corrective Action compliance plan. IBM will also cap any voluntary monitoring wells on the Multek Site that Multek designates in writing to IBM within six (6) months following the Closing Date that Multek does not want to continue. For any voluntary well that Multek does not want capped, Multek shall assume all responsibility and maintenance for such well(s) within six (6) months following the Closing Date.

      15.6  If either IBM or Multek receives prior notification of any planned visits or inspections of any part of the Complex by any Governmental Authority having jurisdiction over environmental matters, IBM or Multek, as applicable, must, as soon as reasonably possible after the date for the visit or inspection is scheduled, orally notify the other party of such planned visit. If any Governmental Authority having jurisdiction over environmental matters makes an unplanned visit to or inspection of any portion of the Complex, the Person (Multek or IBM) first made aware of such visit or inspection must, as soon as reasonably possible, orally notify the other party. Unless required by Law or a Governmental Authority having jurisdiction over environmental matters, neither IBM or Multek shall be entitled to participate in any such visit or inspection of the portion of the Complex occupied by the other without the consent of the other; except that during the period of time that either IBM or Multek is operating its facilities under a permit or license issued to the other, the other shall be entitled to participate in any such visit or inspection of the Multek Site.

16.   Environmental Conditions

      16.1  (a) IBM and Multek agree that the level of Hazardous Substances, if any, present in the soil and groundwater in, on and under the Multek Site shall be as set forth in the Environmental Baseline described in the Asset Purchase Agreement; except that (i) for a period of one (1) year from the Closing Date, monthly samplings shall be taken at the Building 60 sump on Multek's Site to determine the Baseline for copper and 1,1,1 TCA (trichloroethane) in that area, and (ii) for a period of two
                 (2) years from the Closing Date, Multek shall have the right to establish that the chemicals 1,1 dichloroethane, 1,1 dichloroethylene, methyl chloride and 1,1,1 TCA (trichlorethane) in the Southwest sump area on Multek's Site are Newly Discovered Contamination, provided that Multek does not use those four (4) chemicals in any of its operations during the said two (2) year period.

            (b) Multek and IBM agree that the Baseline shall be determinative of the environmental conditions, the types of contaminants, their volumes, quantities and levels of concentration in the soil and groundwater on the Multek Site as of the Closing Date with respect to any Hazardous Substances identified in the Baseline.

            (c) If after the Closing Date, Multek discovers a Hazardous Substance on the Multek Site that was not identified in the Baseline, Multek shall have the burden of proving that any such Hazardous Substance existed on the Multek Site prior to the Closing Date or was otherwise caused by IBM. If a dispute arises as to the existence of a Hazardous Substance on the Multek Site before the Closing Date that was not identified in the Baseline, the parties, if they cannot agree that it existed prior to the Closing Date, shall first submit the matter to Mediation.

      16.2  (a)(1) Multek shall be solely responsible for the following which shall be called "Multek Contamination": (i)

                 Hazardous Substances which become present on, in or under the Complex after the Closing Date and which were caused by Multek, its employees, agents, contractors, suppliers and/or other invitees, and/or (ii) Hazardous Substances which were spilled on or released to the Multek Site prior to the Closing Date but which become violations of Law or which exceed cleanup standards established by Law only after the Closing Date unless such Hazardous Substances constitute Newly Discovered Contamination (as defined in the Asset Purchase Agreement), in which case Multek shall only be responsible for changes in Law that occur after the first anniversary of the Closing Date.

                 (2) In no event, however, shall Multek be liable or responsible for Hazardous Substances caused by a spill or release by IBM, its employees, agents, contractors, suppliers and/or other invitees after the Closing Date when such spill or release, which is caused by IBM, has impacted the Multek Site by constituting a violation of the Laws or by exceeding a cleanup standard established by Law or by increasing the levels of any contaminant on the Multek Site above the Baseline plus any Multek Contamination. Such Hazardous Substances are hereinafter called "IBM Contamination."

            (b) If Multek discovers Newly Discovered Contamination, IBM shall be responsible for Remediation to the cleanup levels imposed by Law in effect at the Closing Date or those in effect on the first anniversary of the Closing Date. If IBM is already engaged in remediating chemicals identified as Newly Discovered Contamination, and if the level of cleanup imposed by Law becomes more stringent after the first anniversary of the Closing Date for such chemicals, IBM shall continue to be responsible for Remediation to the more stringent standard, but Multek shall reimburse IBM for incremental costs of Remediation required to comply with the more stringent cleanup level.

      16.3  (a) If Multek Contamination violates a Law or exceeds a standard established by Law, then Multek shall be solely responsible for the Remediation thereof to the cleanup standards or guidelines established by a Law.

            (b) If IBM Contamination violates a Law or exceeds a standard established by Law, then IBM shall be solely responsible for the Remediation thereof to the cleanup standards or guidelines established by a Law.

            (c) If a Governmental Authority institutes administrative action or a lawsuit in which IBM or Multek is named as a party (including as a third-party defendant) for failure or refusal of the "responsible party" (which shall mean Multek if Multek's Contamination or IBM if IBM's Contamination) to perform Remediation at the Complex, and such action or suit determines that the responsible party has failed to perform Remediation, the responsible party shall reimburse the other party hereto and otherwise pay for any and all direct damages, penalties, fines, settlements, costs or expenses, including reasonable attorneys' fees, consultant fees, laboratory fees, and investigation and defense costs and direct costs of Remediation (hereinafter collectively called the "Environmental Costs") incurred by the other party by reason of a directive or order of a Governmental Authority or court of law requiring the other party to perform Remediation which is the responsibility hereunder of the responsible party. Without limitation, Environmental Costs may result from or be attributable to the other party's participation in such action or law suit or to the failure or refusal of the responsible party, as determined by a Governmental Authority or court of law, to comply with the Laws relating to Remediation at the Complex. Notwithstanding any provisions of this Agreement to the contrary, in no event shall either party be liable to the other or any other Person for consequential, special or indirect damages of any kind.

            (d) As used herein, the word "Remediation" means and includes investigation, sampling, testing, reporting, analysis, laboratory work, removal, cleanup, and similar activities relating to IBM's Contamination (if IBM is the responsible party) or Multek's Contamination (if Multek is the responsible party), above, on or under the Complex.

            (e) Upon discovery and notice to the responsible party of any release of Hazardous Substances to the environment at the Complex, the responsible party shall promptly investigate the same, report its findings to the other party and report the actions taken or proposed to be taken by the responsible party with respect to any such release.

            (f) In the event of a sudden spill or abrupt release to the environment which is immediately discovered after its release, the responsible party will promptly take steps to clean up the release and/or contain it so that it will not impact the property or operations of the other party on the Complex.

            (g) Notwithstanding anything herein to the contrary, the foregoing shall not be deemed to constitute a waiver of the other party's rights at Law, if any, to seek recovery for damage it sustains by reason of the spill or other release caused by or attributable to the responsible party, its employees, contractors, agents, suppliers and/or other invitees, but in no event shall the other party be entitled to recover damages for levels of contamination below Baseline plus either Multek's Contamination levels (if Multek is the other party) or IBM's Contamination levels (if IBM is the other party).

      16.4  IBM and Multek recognize that Multek's activities on the Multek Site and IBM's activities on the IBM Property may impact upon the other party's property, employees, invitees, equipment, and operations. Therefore, Multek and IBM agree that if there is a release, spill, discharge, malfunction, other episodic event or any condition or use of the party's property that might reasonably be expected to impact on the other party's property in any significant respect, each shall provide prompt notice thereof with sufficient detail to enable the other to take appropriate actions in response thereto; provided, however, that any and all legal obligations of the party with respect to such event, including reporting and emergency response actions as required, shall take precedence over the requirement to notify the other party but such notification of the other party shall occur as soon as possible after compliance with such legal obligations (if it is not practicable to have same occur simultaneously therewith).

      16.5  If Multek or IBM shall make any application for new or changed operating permits applicable to any operations conducted at the Complex, the party filing the application shall promptly notify the other party of its action(s).

      16.6  If either Multek or IBM is required by a Governmental Authority to provide environmental information that is best known by the other party, within thirty (30) days of the request therefor, Multek and/or IBM will each provide to the other all such pertinent information.

17.   Chemical Storage and Handling

      17.1  IBM agrees that the chemical distribution center ("CDC") is located on the Multek Site and has been used by IBM to store unused chemicals and chemical waste products. The existing CDC shall be owned and maintained, repaired and replaced by Multek, at its sole expense. Until IBM removes IBM's Chemicals and its chemical waste products from the existing CDC, Multek shall provide chemical storage and disposal Services in accordance with the provisions of SCHEDULE 11. IBM shall remove such chemicals and wastes from the existing CDC upon completion of a new CDC on the IBM Property and receipt of all required municipal approvals to use the new CDC. IBM agrees to remove or cause to be removed any IBM chemical waste products stored by Multek within ninety (90) days following their first storage. IBM also agrees to diligently pursue completion of the new CDC on the IBM Property as well as the receipt of all required municipal approvals to use the new CDC.

      17.2  The unused chemicals used by IBM on the IBM Property are listed on
                 ATTACHMENT B ("IBM's Chemicals"). The unused chemicals used by Multek on the Multek Site are listed on ATTACHMENT C ("Multek's Chemicals"). The unused chemicals that are listed both on ATTACHMENTS B and C are listed on ATTACHMENT D. Multek shall receive, store and handle IBM's Chemicals and, in addition, other unused chemicals and waste products of IBM in accordance with the provisions of SCHEDULE 11 to the extent only, however, that, with respect to additional unused chemicals and waste products, there is current capacity to store such additional unused chemicals and waste products as well as Multek's and IBM's Chemicals. If IBM shall request that a new type of unused chemical, not listed on ATTACHMENT B, be received, stored and/or handled by Multek, IBM shall give notice to Multek, specifying the type of unused chemical and quantities it wishes to have received, stored and/or handled. Each such notice shall be accompanied by the manufacturer's material safety data sheets applicable to such chemical. Similarly, if Multek intends to store and/or handle a new type of unused chemical, which is not listed on ATTACHMENT C, Multek shall give notice to IBM, specifying the type of unused chemical and quantities it wishes to store and/or handle. Each such notice shall be accompanied by the manufacturer's material safety data sheet applicable to each such chemical. IBM shall have the right to review and approve such storage and handling of a new chemical if Multek is then operating under IBM's permit, or IBM's permit will require modification, provided, however, such approval by IBM shall not be unreasonably withheld. IBM agrees to assist Multek in its application to transfer either permit to Multek.

      17.3  (a) All storage, labeling and handling of IBM's Chemicals or waste products by Multek's personnel shall be in accordance with IBM's RCRA Hazardous Waste permit and with the City of Austin's Hazardous Substances ordinance permit. IBM's permit shall not be modified except with the consent of IBM which it may not unreasonably withhold. IBM agrees to assist Multek in its application to transfer permits to Multek.

            (b) Multek shall, subject to TNRCC approval, conduct certain activities authorized under IBM's RCRA Part B Hazardous Waste Permit until such time as units have been characterized by the TNRCC as less than ninety (90) day storage facilities or temporary accumulation units. While Multek operates under IBM's RCRA Part B Hazardous Waste Permit, Multek will comply with all obligations and responsibilities imposed by the Permit on Multek's operations. Multek further agrees not to make any changes, modifications, alterations or the like to the current operations, production, chemical usage or any other change that would cause IBM to be in violation of the Permit without first obtaining IBM's written consent, which consent shall not be unreasonably withheld. Multek shall indemnify and save IBM and its employees and directors harmless from and defend them against any claim, liability, loss, cost, fee or damage arising out of any such violation; provided, that any such violation is not caused by IBM.

      17.4  All of IBM's Chemicals and waste products shall be physically segregated in and about the CDC from Multek's Chemicals and waste products.

      17.5  After IBM completes construction of a new CDC and removes IBM's
                 Chemicals and waste products from the existing CDC, Multek shall be responsible, at its sole cost and expense, for all chemical handling, distribution, storage and transportation in connection with the existing CDC. Without limitation, Multek shall provide its own bulk unloading of Multek's Chemicals from transport vehicles into Multek's tank farm located on the Multek Site. Multek shall be fully responsible for such bulk unloading responsibility and shall conduct appropriate inspections for the potential leakage and spillage of chemicals, both along the Access Roads and on the Multek Site. Multek shall at all times be required and prepared to promptly respond to leaks, spills and other environmental incidents arising out of this activity (a Multek Contamination) so as to limit the extent and duration of incidents and to effectively implement remedies in accordance with Laws and directives of Governmental Authorities. Multek shall receive or otherwise transfer chemicals to or from transport vehicles (truck) only on the Multek Site and only at places that provide secure secondary containment to prevent the unplanned release of chemicals to the environment.

      17.6  Multek represents that with respect to IBM's Chemicals and waste products, Multek has, and with respect to new chemicals and waste products accepted by Multek, will have the necessary equipment, facilities, personnel, expertise and resources to handle all of IBM's Chemicals and waste products, and represents further that Multek shall handle IBM's Chemicals and waste products in a proper, lawful and safe manner. Multek shall be responsible for any and all damage and liability caused by or arising out of IBM's Chemicals and waste products while located on the Multek Site, except to the extent of any damage resulting from defective packaging of IBM's Chemicals by the manufacturer or IBM prior to their receipt by Multek, and except to the extent of damage caused by negligent acts or omissions of IBM's employees, contractors or others acting on behalf of IBM.

      17.7  For the chemical storage and handling services provided to IBM pursuant to this Section 17, the parties have agreed that for 1997 IBM shall pay to Multek, on the first day of each calendar month for so long as IBM's Chemicals and waste products remain in the existing CDC, the amount set forth in SCHEDULE 11.

18.   Temporary Occupancy

      IBM now occupies and uses about 24,000 square feet on the second floor of Building No. 64 for administrative purposes. Multek hereby authorizes IBM employees to remain in and to continue using the space for a period of two (2) months upon and subject to the provisions of SCHEDULE 13.

19.   Cost of Utility Plant

      Multek agrees to pay IBM for a pro rata share based on usage of the cost and expense of operating the Utility Plant in accordance with the provisions of
SCHEDULE 14.

20.   Waste Generator


      20.1  Multek shall be deemed to be the sole generator and owner of any and all waste, whether hazardous waste or not, generated by Multek, its agents, employees, contractors or anyone claiming by or through Multek in connection with the operation of its business and use of the Multek Site and IBM shall not have any liability with respect to such waste. Multek shall dispose of such waste at its sole cost and expense and liability in such manner as it determines is appropriate and in accordance with all Laws.

      20.2  IBM shall be deemed to be the sole generator and owner of any and all waste, whether hazardous waste or not, generated by IBM, its agents, employees, contractors or anyone claiming by or through IBM in connection with the operation of its business and use of the IBM Property and Multek shall not have any liability with respect to such waste. IBM shall dispose of such waste at its sole cost and expense and liability in such manner as it determines is appropriate and in accordance with all Laws.

21.   Natural Gas

      Multek owns and shall maintain, repair and replace, at its sole expense, the existing natural gas supply lines and associated meters and equipment which are located on the Multek Site and used for the operation of the treater tower incineration operation.

22.   Easements

      22.1  Notwithstanding any provisions in the Project Operations Agreement or the Lease to the contrary, Multek is prohibited from entry to the buildings and other structures located on the IBM Property, or entry to the parcel shown on ATTACHMENT I and improved by softball fields, tennis courts and other recreational improvements, and IBM is prohibited from entry to the Buildings and other structures on the Multek Site, in each case unless specifically authorized herein or under another Operative Agreement, or invited to enter by the other. Subject to these prohibitions, IBM and Multek each hereby grants to the other nonexclusive reciprocal easements appurtenant to the IBM Property and Multek Site, over and across the exterior walkways, sidewalks, entrances, exits and access roads (described in ATTACHMENT E and, to the extent agreed upon to date, marked on ATTACHMENT I) as they now exist or as may exist in the future for vehicular and pedestrian traffic as may be from time to time necessary and desirable for ingress, egress and passage to and from and about the Complex for the benefit of the respective employees and invitees of IBM and Multek, and for police, fire and medical personnel and equipment. A more detailed description of these easements are set forth in ATTACHMENT E, some or all of which easements shall be recorded in the Travis County real estate records as determined by the parties, their respective counsel and the title company.

      22.2  IBM shall maintain, replace and repair the Access Roads in accordance with and subject to the provisions of SCHEDULE 10. Any damage to the Access Roads by Multek or its employees, contractors, suppliers or other invitees shall be repaired by IBM at Multek's sole cost and expense. IBM shall not make any material change to the access roads, including any material change to the configuration of the entrances and exits as they are now configured, if such change will adversely affect the operations of Multek on the Multek Site, IBM shall provide notice to Multek of all such material changes before making them and IBM will not make such change without the consent of Multek which it shall not unreasonably withhold or delay. If there is a dispute, the parties shall submit the matter to Mediation.

23.   Other Services

      23.1  Multek shall offer IBM the additional Services described on
                 ATTACHMENT F.

      23.2  IBM shall offer Multek the additional Services described on
                 ATTACHMENT G.

      23.3  Without limitation, Multek agrees to perform for itself those
                 Services described on ATTACHMENT H. The parties agree that IBM shall not be required to perform any Services for or deliver any Services to Multek except as specifically agreed upon in the Project Operations Agreement.

      23.4  Multek's employees who are located at the Multek Site may use the softball fields, tennis courts and other recreational improvements shown on ATTACHMENT I for three (3) years from the Closing Date, for a fee of Ten Thousand Dollars ($10,000.00) for each twelve (12) month period, and subject to coordination of such use with uses by IBM as determined by IBM in consultation with Multek.

24.   Cafeteria

      Multek agrees to provide independent cafeteria, vending and other food services and recognizes that IBM shall not provide any of these amenities to Multek. Multek agrees to advise its employees, contractors, suppliers and other invitees accordingly and to instruct them not to enter the cafeteria.

25.   Failure to Provide Services

      Neither Multek nor IBM shall be liable or responsible to the other for any failure, interruption, inadequacy, defect or change in the character or supply of any Service, including electricity, Domestic Water, Waste Water service, compressed air, chilled water, cooling tower water, telephone, and any and all other Services to be furnished by one to the other hereunder unless directly caused by the gross negligence or wilful misconduct of the Service provider. In no event, even if either Multek or IBM is grossly negligent, or even if its employees, tenants, suppliers, agents, licensees, subcontractors, contractors or other invitees engage in negligent or wilful misconduct, shall Multek or IBM or its respective employees, tenants, suppliers, agents, licensees, contractors, subcontractors or other invitees be liable for any consequential, indirect, punitive or special damages which may be sustained by the other, for whatever reason under any circumstance. Multek and IBM agree that its exclusive remedy is set forth in Article 6 of the Project Operations Agreement.

26.   Right to Terminate Certain Services

      26.1  Nonterminable Services. Subject to Section 6.5 of this Project
                 Operations Agreement, titled "Remedies," certain Services furnished pursuant to specific provisions hereof shall not, except as herein provided, be terminated (the "Nonterminable Services"). The Services to be provided to IBM by Multek that Multek may not terminate for any reason or cause without the consent of IBM, which it may withhold in its sole discretion, are for the term of this Agreement, Industrial Waste Water and Chemical Storage and Handling. The Services to be provided to Multek by IBM that Multek may not terminate for any reason or cause without the consent of IBM, which it may withhold in its sole discretion, are landscaping and grounds maintenance service and the repair and replacement of the access roads, each as described in the applicable SCHEDULES hereto. The Services to be provided to Multek by IBM that IBM may not terminate for any reason or cause without the consent of Multek, which it may withhold in its sole discretion, are (a) for the term of this Agreement, Chilled Water, Cooling Tower Water, Compressed Air and Steam and, (b) until the date they are made Services/Utilities Independent, Electricity, Domestic Water, the Fire Protection Water System and the Sanitary Waste System, and (c) until nine (9) months after the Closing Date, or when Multek has completed it installation, whichever is sooner, the Information Technology and Material Logistics Transitions Services as described in ATTACHMENT G-3 hereto; except that, in the case of Chilled Water, Cooling Tower Water, Compressed Air and Steam, IBM may unilaterally elect in its sole discretion to transfer to Multek the obligation to furnish these Services provided that IBM establishes the necessary easements and rights-of-way to allow Multek access to and operation of the Central Utility System. Or, IBM and Multek may agree that IBM will sell the Central Utility System to Multek. Notwithstanding any provision in this Agreement to the contrary, the party receiving a nonterminable Service may, in its sole discretion, upon not less that one hundred eighty (180) days notice to the party providing such Service, terminate such Service.

      26.2  Terminable Services. With respect to all Services other than the
                 Nonterminable Services (the "Terminable Services"), Multek and IBM, at any time and from time to time may elect, on not less than one hundred eighty (180) days prior written notice to the other (the "Service Termination Notice"), to terminate any one or more of the Terminable Services effective as of a date (the "Service Termination Date") specified in the Service Termination Notice, subject to the following provisions hereof. The Service Termination Date for a particular Terminable Service shall be specified in the Service Termination Notice and shall, if applicable, correspond with the earliest possible expiration date of the particular Service contract pursuant to which the particular Service to be terminated is rendered to the terminating party. The Service provider shall advise the terminating party within thirty (30) days of receipt of the terminating party's written inquiry of the Service provider as to whether or not there is an applicable Service contract and if so the expiration date or any permitted earlier cancellation date thereof. If a cancellation fee shall be payable for such earlier cancellation, the terminating party shall notify the Service provider whether to so cancel and the terminating party in such event shall pay such cancellation fee. If there is no Service contract, the Service Termination Date shall be not earlier than six (6) months after the giving of the Service Termination Notice unless an earlier date is agreed upon by the parties hereto. If the Service Termination Notice is given, then automatically on the Service Termination Date, the particular Service specified in the Service Termination Notice shall be terminated and the Service provider shall have no responsibility to, and shall not, furnish any such terminated Service to the terminating party. If the terminating party thereafter contracts for any of the terminated Service, whether furnished by the terminating party directly or through a third party contractor, the terminating party shall be subject to the applicable provisions of the Project Operations Agreement.

27.   Sales Taxes

      Notwithstanding anything to the contrary contained herein, if and to the extent that sales, use or other taxes are required to be paid to any Governmental Authority on account of any Services furnished by IBM to Multek, or by Multek to IBM, pursuant to the terms of this Agreement, the Service provider may bill the receiver of Services for all such taxes due and owing and the receiver of Services shall pay the amount to the Serviced provider within forty-five (45) days after receipt therefor.

                                  ATTACHMENT A

                                     PERMITS

-       EPA Stormwater General Permit
-       TNRCC RCRA (Part B) Hazardous Waste Permit
-       TNRCC RCRA Compliance Plan
-       TNRCC Air Permits R-7382 and R-18126
-       City of Austin Waste Water Discharge Permit
-       City of Austin Hazardous Materials Ordinance Permit (HMO)
-       City of Austin Registered Industrial Plant Certification

                                  ATTACHMENT B*

                                 IBM'S CHEMICALS

As listed and described in that certain binder entitled _____________________, dated ________________, prepared by IBM. In addition to IBM's obligation to notify Multek of any new unused chemicals which shall be delivered to and stored on the IBM Property, once each year IBM shall update the binder and deliver an updated copy to Multek.


* Attachment B is not included and will be furnished supplementally to the Commission upon request.

                                  ATTACHMENT C*

                               MULTEK'S CHEMICALS

As listed and described in that certain binder entitled _____________________, dated ________________, prepared by IBM and approved by Multek. In addition to Multek's obligation to notify IBM of any new unused chemicals which shall be delivered to and stored on the Multek Site, once each year Multek shall update the binder and deliver an updated copy to IBM.


* Attachment C is not included and will be furnished supplementally to the Commission upon request.

                                  ATTACHMENT D*

                                COMMON CHEMICALS

As listed and described in that certain binder entitled _______________, and dated ________________, prepared by IBM. Once each year IBM shall compare the most recent updates to the binder described in ATTACHMENTS B and C, make any modifications necessary to document changes to the then most recent ATTACHMENT D, and deliver an updated copy of ATTACHMENT D to Multek.


* Attachment D is not included and will be furnished supplementally to the Commission upon request.

                                  ATTACHMENT E

                                    EASEMENTS


NO     IBM TO Multek                             Multek TO IBM
--     -------------                             -------------

 1.    Access around north end
       Bldg. 060.


 2.    Access through entrance #2
       off of Burnet Rd.

 3.    Access through entrance #1
       off of Braker Lane.

 4.    Electrical service from City
       of Austin substation to
       Bldg. 060.  Access to piping &
       electrical in Bldg. 060 to 045.

 5.    Railroad spur to Tank Farm.

 6.    Chemical trench to WCF.

 7.    Conveyance of drainage into
       IBM's stormwater collection
       facility.

 8.                                                   Access to piping &
                                                      electrical service
                                                      into & through Bldg.
                                                      060, 045 service.

 9.                                                   Railroad spur.

10.                                                   Cross tie access
                                                      from C.U.P. to main
                                                      site.

11.                                                   Access to monitoring
                                                      wells for monitoring
                                                      /sampling (see
                                                      Section 15.5(b)).

The following easements which will be defined during the time IBM is making the Utilities/Services Independent:
      Sanitary sewer lines, fuel oil lines, deionized water lines and natural gas lines.

                                  ATTACHMENT F

                           ADDITIONAL SERVICES TO IBM

The following Services shall be offered by Multek to IBM, subject to Multek's right to terminate these Services pursuant to Section 26:

                               ESTIMATED
ADDITIONAL SERVICE             DURATION/MONTHS        1997 CHARGE
------------------             ---------------        -----------

D.I. WATER                         6*                 $3,700 + $10.26
(ATTACHMENT F1)                                       per 1000 gallons
                                                      - estimate is
                                                      $11,672/mo.

AIR ABATEMENT                      3                  $4,000/mo.
MAINTENANCE
(ATTACHMENT F2)

CHEMICAL SPILL                     3                  Each spill priced
RESPONSE                                              based on cost of
(ATTACHMENT F3)                                       labor, materials and
                                                      disposal.

CALIBRATION/INST.                  3*                 Based on request/
SUPPORT                                               actuals - estimate
(ATTACHMENT F4)                                       $15,500 per month.

TOOL ROOM SUPPORT                  3*                 Each request priced.
(ATTACHMENT F5)                                       Estimate is $54,000
                                                      per month.

ANALYTICAL LAB                     6*                 Each request priced.
SUPPORT                                               Estimate is $20,000
(ATTACHMENT F6)                                       per month.

RO WATER
(ATTACHMENT F7)                    6*                 $1,000 maintenance
                                                      plus $8.00/1000
                                                      gallons.  Estimate
                                                      is $7,000/mo.

      IBM reserves the right to require Multek to continue furnishing these Services at charges to be negotiated between the parties, based on the cost formula used to determine the costs set forth above; except that the charges for the Services described in ATTACHMENTS F4, F5 AND F6 shall be furnished at competitive market prices to be negotiated by the parties.

* Attachments F-1 through F-7 are not included and will be furnished supplementally to the Commission upon request.

                                  ATTACHMENT G*

                          ADDITIONAL SERVICES TO MULTEK

The following Services shall be offered by IBM to Multek, subject to IBM's right to terminate these Services pursuant to Section 26:

                               ESTIMATED
ADDITIONAL SERVICE             DURATION/MONTHS        1997 CHARGE
------------------             ---------------        -----------


MAILROOM                            6                 $500 + postage
(ATTACHMENT G-1)

ENGINEERING DATE BASE               3                 $5,000
(ATTACHMENT G-2)

INFORMATION TECHNOLOGY              9*                Per ATTACHMENT
(ATTACHMENT G-3)

ATTACHMENT G-4                      9*                Per ATTACHMENT
INTENTIONALLY OMITTED

TRANSITION SERVICES                 1*                Per ATTACHMENT
(ATTACHMENT G-5)



* Attachments G-1 through G-5 are not included and will be furnished supplementally to the Commission upon request.

                                  ATTACHMENT H*

                         SERVICES MULTEK TO SELF-PERFORM

* Attachment H is not included and will be furnished supplementally to the Commission upon request.

                                  ATTACHMENT I*

                            RECREATIONAL IMPROVEMENTS

* Attachment I is not included and will be furnished supplementally to the Commission upon request.

                                   SCHEDULE 1*

                        ELECTRICAL SWITH GEAR AND METERS

* SCHEDULE 1 is not included and will be furnished supplementally to the Commission upon request.

                                   SCHEDULE 2*

                                      STEAM

* SCHEDULE 2 is not included and will be furnished supplementally to the Commission upon request.

                                   SCHEDULE 3*

                                 COMPRESSED AIR

* SCHEDULE 3 is not included and will be furnished supplementally to the Commission upon request.

                                   SCHEDULE 4*

                                  CHILLED WATER

* SCHEDULE 4 is not included and will be furnished supplementally to the Commission upon request.

                                   SCHEDULE 5*

                               COOLING TOWER WATER

* SCHEDULE 5 is not included and will be furnished supplementally to the Commission upon request.

                                   SCHEDULE 6*

                           DOMESTIC WATER/WASTE WATER

* SCHEDULE 6 is not included and will be furnished supplementally to the Commission upon request.

                                   SCHEDULE 7*

                                ENVIRONMENTAL WCF

* SCHEDULE 7 is not included and will be furnished supplementally to the Commission upon request.

                                   SCHEDULE 8*

                                    SECURITY
                           CAS (CONTROL ACCESS SYSTEM)

* SCHEDULE 8 is not included and will be furnished supplementally to the Commission upon request.

                                   SCHEDULE 9*

                              RETENTION/DETENTION/
                               STORM WATER RUN-OFF

* SCHEDULE 9 is not included and will be furnished supplementally to the Commission upon request.

                                  SCHEDULE 10*

                         LANDSCAPING, GROUNDSKEEPING, &
                                 ACCESS ROADWAYS

* SCHEDULE 10 is not included and will be furnished supplementally to the Commission upon request.

                                  SCHEDULE 11*

                                ENVIRONMENTAL CDC

* SCHEDULE 11 is not included and will be furnished supplementally to the Commission upon request.

                                  SCHEDULE 12*

                        SERVICES IBM TO PROVIDE TO MULTEK
                                   (ON-GOING)

* SCHEDULE 12 is not included and will be furnished supplementally to the Commission upon request.

                                  SCHEDULE 13*

                                  BUILDING 064
                              INDIRECT SPACE LEASE

* SCHEDULE 13 is not included and will be furnished supplementally to the Commission upon request.

                                  SCHEDULE 14*

                         CENTRAL UTILITY PLANT OPERATION

* SCHEDULE 14 is not included and will be furnished supplementally to the Commission upon request.

                                    EXHIBIT C
                                                                     PAGE 1 of 3
                                  SIGN CRITERIA


The objective of these sign criteria is to provide and maintain a consistent design integrity for the Complex. The sign criteria are intended to provide adequate information to personnel and visitors of the Complex with a minimum of signs. All occupants of the Complex will be expected to conform to the Complex sign criteria. The sign criteria are applicable only to the exterior of buildings and the open areas of the Complex. Sign criteria for interior occupant space will be the responsibility of each occupant/owner of that space, including IBM and Multek (whether as a tenant or an owner).

In order to maintain Complex sign uniformity and provide each occupant with adequate signage, the following are rules for installation and maintenance of signs:

- IBM shall be responsible for a design standard for exterior building and entry signs and for administering, coordinating, maintaining and enforcing the Complex sign program. Multek agrees that the existing design standard at the Complex is acceptable and shall be the design standard for directional, parking, entrance and building exterior signs and the like. Multek agrees to pay IBM its proportional share of the cost to maintain all Complex signs.

- Multek and IBM shall each be responsible at its sole cost for design, fabrication, installation, maintenance, modification, and/or removal of all signs on its property, in each case in compliance with Laws. IBM shall be responsible for signs on the road system up to the boundary line of the Multek Site. Multek shall be responsible for signs for the road system, parking area and Buildings on the Multek Site.

- Multek and IBM may remove, at the other's expense, any sign on the Complex which is not authorized hereunder.

-     IBM and Multek shall each be entitled to install the following signs:

- A sign on each of their respective buildings with the appropriate identification of their choice. Each sign throughout the Complex shall be of standard and equal size.

- Directional roadway signs to the main lobby/receptionist areas from Complex entrances. Multek will designate one location and the sign will direct traffic to that location only.

- Directional roadway signs to the shipping/receiving areas from all Complex entrances.

-     Signs identifying the parking areas from the Complex roadway.


                                  SIGN CRITERIA
                                                                     PAGE 2 of 3


- No signs shall have moving parts or contain or be subject to any flashing or internal illumination. No part of the sign shall extend above the roof line. Signs indicating a company's name will be allowed on no more than two facades and must be appropriately scaled and designated for the structure. A front yard sign near the street will also be allowed when appropriate. No private signs other than directional signs shall be allowed along the road signs.